EXHIBIT 16(a)

AVIVA PETROLEUM INC.

8235 Douglas Avenue, Suite 400

Dallas, Texas 75225

Notice of Special Meeting of Shareholders

To Be Held on August 12, 2003

To the Shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Aviva Petroleum Inc. (the “Company”) will be held at the offices of Vinson & Elkins L.L.P., 2001 Ross Ave., Suite 3800, Dallas, Texas 75201, on August 12, 2003, at 10:00 a.m. (local time) for the following purposes:

1.	To amend the articles of incorporation of the Company to effect a share consolidation of 5,000 common shares to one common share for the purpose of reducing the number of shareholders to fewer than 500 and enabling the Company to go private; and

2.	to transact such other business as may properly come before the meeting or any adjournment thereof.

In order for the share consolidation to be implemented, the amendment to our articles of incorporation must be approved by the affirmative vote of a majority of the shares held by our unaffiliated shareholders, as well as by the affirmative vote of a majority of the outstanding shares held by all our shareholders as required by statute.

The Board of Directors has fixed July 24, 2003, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof, and only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

Copies of the Company’s 2002 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2003 are available free of charge on the SEC’s website at www.sec.gov or by contacting us at (214) 691-3464.

You are cordially invited to attend the special meeting. Regardless of whether you plan to attend the special meeting, it is important that your shares be represented. Accordingly, please complete, date and sign the enclosed proxy and return it promptly.

By Order of the Board of Directors,

Ronald Suttill

President

YOUR VOTE IS IMPORTANT

TO ENSURE A QUORUM, PLEASE COMPLETE AND RETURN THE PROXY IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING IN PERSON, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST MADE TO THE SECRETARY OF THE SPECIAL MEETING.

THE PROPOSALS INCLUDED IN THE ATTACHED PROXY STATEMENT ARE IMPORTANT. IF YOU ARE IN ANY DOUBT AS TO WHAT ACTION TO TAKE YOU SHOULD CONSULT APPROPRIATE INDEPENDENT ADVISORS.

PROXY STATEMENT

Special Meeting of Shareholders

To Be Held on August 12, 2003

This proxy statement and accompanying form of proxy are furnished in connection with the solicitation of proxies by the board of directors of Aviva Petroleum Inc., a Texas corporation (the “Company”), to be voted at a special meeting of shareholders to be held on August 12, 2003, at 10:00 a.m. (local time) at the offices of Vinson & Elkins L.L.P., 2001 Ross Ave., Suite 3800, Dallas, Texas, 75201, or any adjournment or postponement thereof, for the following purposes:

1.	To amend the articles of incorporation of the Company to effect a share consolidation of 5,000 common shares to one common share for the purpose of reducing the number of shareholders to fewer than 500 and enabling the Company to go private; and

2.	to transact such other business as may properly come before the meeting or any adjournment thereof.

In order for the share consolidation to be implemented, the amendment to our articles of incorporation must be approved by the affirmative vote of a majority of the shares held by our unaffiliated shareholders, as well as by the affirmative vote of a majority of the outstanding shares held by all our shareholders as required by statute.

A proxy in the accompanying form that is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained in the proxy. If no instructions are given with respect to any matter specified in the Notice of Special Meeting to be acted upon at the special meeting, the person or persons named in the proxy will vote the shares represented thereby:

•	In favor of Item 1 as set forth under “Share Consolidation Proposal” below; and

•	if any other business is brought before the meeting, in accordance with the judgment of the persons voting those shares.

Each shareholder who has executed a proxy and returned it to the board of directors may revoke the proxy by notice in writing to the Secretary of the Company or by attending the special meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. Presence at the special meeting does not in itself revoke the proxy. The cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged employees of the Company may, without additional compensation therefor, solicit proxies on behalf of the Company by personal interviews, telephone, telefax or other appropriate means.

This proxy statement and the accompanying proxy are being sent on or about                                 , 2003, to shareholders of record as of the close of business on the record date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction proposed herein or determined whether this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the transaction contemplated hereby or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

Summary Term Sheet

This summary highlights selected information from this proxy statement. We structured this section in a question-and-answer format so that it will be easier to understand. While we believe this Summary Term Sheet provides an overview of all material matters relating to the proposed share consolidation, there may be additional information in the body of this proxy statement that is important to you. For a more complete description of the terms and conditions of the amendment to our articles of incorporation resulting in the share consolidation, you should carefully read this entire document, the attachments and any other documents to which we refer.

Why is the Company proposing a share consolidation?

The market capitalization of our Company is approximately $             million, based on the closing market price per share of our stock on the OTC Bulletin Board® of $0.             on July 24, 2003, the record date. The board of directors of the Company has estimated that the out-of-pocket expenses of complying with the Company’s reporting obligations under the Securities Exchange Act (the “Exchange Act”) for the current calendar year will exceed $100,000, exclusive of management and other indirect costs. The board has concluded that those expenses are excessive in comparison to the benefits of public ownership available to a company with a market capitalization as small as ours.

The objective of the board is to eliminate our Exchange Act compliance costs by terminating our Exchange Act reporting obligations. We are not now eligible to do so, but we will become eligible if the number of our shareholders is reduced to fewer than 500. The board has approved an amendment to our charter (the “Charter Amendment”) that will:

•	effect a consolidation of the outstanding common stock on the basis of 5,000 existing shares for one new share; and

•	provide for the purchase of fractional shares resulting from the share consolidation for cash in the amount of $0. per pre-consolidation share.

(We refer to the combination of the consolidation of outstanding common shares and the payments for fractional shares in this proxy statement as the “Share Consolidation.”)

The board anticipates that, after paying cash for the fractional interests of those holders who previously held less than 5,000 existing shares, the number of our shareholders of record will be reduced to fewer than 500. That fact will render the Company eligible to “go private” by terminating its reporting obligations under the Exchange Act. The board has authorized the officers of the Company under those circumstances to effect the filing under the Exchange Act that will terminate our reporting obligations thereunder. For more information on the reasons for and the effects of the Charter Amendment, see “Share Consolidation Proposal—Purpose and Reasons for the Share Consolidation” below.

What does “going private” mean?

Under the Exchange Act, a company with less than $10 million in assets for the past three fiscal years and fewer than 500 shareholders of record may terminate its reporting obligations under the Exchange Act. The Company has had $3.5 million or less in assets for the last three fiscal years. After the Share Consolidation is completed, we expect to have fewer than 500 shareholders of record and to be able to terminate registration of our stock under the Exchange Act. As a private company:

•	We will no longer be required to file annual, quarterly and other reports with the SEC.

•	Our stock will no longer be eligible for listing on the OTC Bulletin Board® or other stock exchanges, and there will be no public market for our stock. At present, our stock is traded thinly, if at all, on the OTC Bulletin Board® under the symbol “AVVP.”

The impact, including the effect on you, of taking the Company private is discussed below under the captions “Share Consolidation Proposal—Purpose and Reasons for the Share Consolidation” and “—The Impact of the Share Consolidation on the Shareholders.”

What will I receive if the Share Consolidation is approved?

If the Charter Amendment is approved by the shareholders and implemented:

•	Each share of existing common stock will be exchanged for 1/5,000 of a share of new common stock.

•	No fractional shares will be issued. Instead, after aggregating the number of full new shares of each shareholder of record, we will purchase that shareholder’s fractional shares for $0. per share of stock now outstanding. The closing market price per share of our stock on the OTC Bulletin Board® was $0. on , 2003. This transaction will not involve commissions or other transaction fees that would be charged if you sold your shares on the open market. We estimate that we will pay an aggregate of approximately $ to the Company’s shareholders for their fractional shares. We estimate that approximately 91% of our shareholders will only have fractional shares after the Share Consolidation, and therefore those shareholders will receive only cash and no longer own any of our stock.

The price per pre-consolidation share to be paid for fractional interests in post-consolidation shares has been determined by averaging the closing sales prices for our common stock on the OTC Bulletin Board® for each of the 20 trading days preceding the record date. (If there is no closing sale price on any trading day, the closing sale price for that trading day will be deemed to be the closing sale price for the next preceding trading day for which there is a closing sale price.) Accordingly, the purchase price per pre-consolidation share will not include any premium over the market value of our common stock (as so determined).

No service charges will be payable by registered holders of our common stock in connection with the exchange of certificates or the issuance of new stock certificates or cash payments. We will bear these expenses. We are advised by the transfer agent for our common stock that beneficial owners of shares registered in the name of the Depository Trust Company and held by or through the brokerage community will not be charged fees in connection with the exchange of certificates or the issuance of new stock certificates or cash payments.

The issuance of new shares and purchase of fractional shares is described below under the captions “Share Consolidation Proposal—Structure of Share Consolidation” and “—Exchange of Stock Certificates and Payment for Fractional Shares.”

What matters might significantly and adversely affect the fairness of the Share Consolidation to me?

As a result of our distressed financial condition and the fact that our board consists of only two directors, the board determined to propose the Share Consolidation without including most of the customary procedural devices designed to enhance the fairness of transactions similar in effect to the Share Consolidation. As a consequence:

•	This transaction has not been reviewed by a special committee;

•	no fairness opinion has been obtained from an investment banker or other expert with respect to the transaction;

•	no independent appraisal of the Company’s assets has been undertaken; and

•	no liquidation analysis of the Company has been undertaken.

The only customary fairness procedural device that has been included in the structure of the transaction is the condition that it must be approved, in addition to the required statutory approval of shareholders, by the affirmative vote of a majority of the shareholders that are not affiliated with the Company. The only affiliates of the Company are Messrs. Suttill and Cresci, our directors, and Mr. Busby, our Chief Financial Officer, Secretary and Treasurer. Together, these individuals owned, as of the record date, an aggregate of 4,126,191 (8.80% of the outstanding) shares of our common stock (exclusive of shares subject to warrants and options). Consequently, this condition means that the Share Consolidation must be approved by a majority of the remaining 91.20% of our outstanding common stock.

What individual interests of our directors might adversely affect their fairness determination?

Mr. Suttill is the President, Chief Executive Officer and a director of the Company. Mr. Cresci is a director of the Company. Mr. Busby is the Chief Financial Officer, treasurer and secretary of the Company. We expect that each of these individuals will continue in those offices if the Share Consolidation is effected. Messrs. Suttill, Cresci and Busby are compensated at the rates of $150,000, $10,000 and $99,500 per annum, respectively. No change in compensation rates is anticipated whether or not the Share Consolidation is effected.

As of the record date, Messrs. Suttill, Cresci and Busby owned 2,813,439, 200,000 and 1,112,752 shares of our common stock, representing 6.00%, 0.43% and 2.37% of the outstanding common stock, respectively. If the Share Consolidation is effected, Messrs. Suttill, Cresci and Busby will own 562, 40 and 222 post-consolidation shares, representing approximately 6.27%, 0.45% and 2.48% of the then outstanding shares, respectively.

In addition, Messrs. Suttill, Cresci and Busby hold stock options to purchase aggregates of 290,000 shares, 45,000 shares and 210,000 shares, respectively, at average exercise prices of $0.74, $0.06 and $0.06, respectively. None of those options is in the money at the current market price of our common stock. If the Share Consolidation is effected, the number of shares and the exercise price per share subject to each of those options will be adjusted proportionately.

Finally, Mr. Suttill holds a warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.07 per share. If the Share Consolidation is effected, the number of shares and the exercise price per share subject to that warrant will be adjusted proportionately.

Does the board of directors believe that the Share Consolidation is fair?

Yes, our board believes that the Charter Amendment, including the Share Consolidation, is fair to and in the best interests of the Company and all of our shareholders. The board also determined that the Charter Amendment, including the Share Consolidation, is fair to, and in the best interests of, our unaffiliated shareholders, including our shareholders who hold less than 5,000 pre-consolidation shares. In reaching these conclusions, the board considered, among other things:

•	the matters discussed under “Share Consolidation Proposal—Purpose and Reasons for the Share Consolidation;”

•	the current financial position of the Company and its available sources of liquidity;

•	the business and financial prospects for the Company;

•	the continuing costs of compliance with the Company’s reporting obligations under the Exchange Act;

•	the current and historical market prices for our common stock and the liquidity of the market for that common stock;

•	the available financial and corporate alternatives to share consolidation, including liquidation and dissolution and bankruptcy; and

•	the effects of the Share Consolidation on those shareholders who will receive only a cash payment, on those shareholders who will receive new shares and on all unaffiliated shareholders as a group.

In considering the fairness of the proposal, the board also considered the Company’s inability to institute various procedural safeguards regarding the fairness of the transaction that are frequently employed under similar circumstances. The board determined that, under the circumstances, it was not sensible to expend the funds that would be necessary to engage an investment banker, appraiser or other independent expert to provide a fairness opinion regarding the transaction or an appraisal of the Company’s assets, on a liquidation or going concern basis. Moreover, there being only two directors, one of whom is the Chief Executive Officer, the board concluded that it would be unable to establish a committee of independent directors to represent the unaffiliated shareholders of the Company. The board did, however, determine to subject the Charter Amendment to the additional condition of approval by a majority of the Company’s unaffiliated shareholders.

The reasons that the board believes the Share Consolidation to be fair, and the methodology the board used to determine the purchase price for fractional shares, are described below under the caption “Share Consolidation Proposal—Fairness of the Share Consolidation.”

How will holders of stock options be affected?

The only securities of the Company outstanding that are convertible into or exercisable for our common stock are (i) the warrant held by Mr. Suttill discussed above and (ii) employee stock options with respect to an aggregate of 1,099,000 shares of common stock exercisable at option prices ranging from $0.01 to $1.08 per share. If the Share Consolidation is effected, the number of shares subject to, and the exercise price under, each such option will be proportionately adjusted pursuant to express provisions in the option or the related plan.

Who is entitled to vote?

Shareholders as of the close of business on July 24, 2003, the record date, are entitled to vote at the special meeting. Each share of common stock is entitled to one vote. Shareholder voting is discussed below under the caption “The Special Meeting—Voting at the Meeting.”

How do I vote?

Each shareholder should sign and date the enclosed proxy card and return it to us by mail or by fax pursuant to the instructions on the proxy card. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the Charter Amendment. If you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with your specifications. As a consequence, if you do not specify a choice or if you mark your proxy improperly, your shares will be voted for the Charter Amendment if your proxy is otherwise valid. The voting process is described below under the caption “The Special Meeting—Voting at the Meeting.”

What vote is required to amend the articles of incorporation?

Under the Texas Business Corporation Act and the Company’s articles of incorporation, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock is required to approve the Charter Amendment that would effect the Share Consolidation. The representation in person or by proxy of one-third of the outstanding shares of stock entitled to vote is necessary to provide a quorum at the meeting. The board of directors of the Company has elected to condition approval of the Charter Amendment on the approval of a majority of the unaffiliated shareholders in addition to the vote required to satisfy the provisions of the Texas Business Corporation Act. The required vote is further discussed below under the caption “The Special Meeting—Voting at the Meeting.” For more information on the unaffiliated shareholder vote and its effect on the fairness determination of the board of directors, please read “Share Consolidation Proposal—Fairness of the Share Consolidation.”

What should I do if I hold my shares in “street name”?

If you do not own your stock in your name but instead hold shares through a nominee, such as a bank or broker, you should contact your nominee to determine how the Share Consolidation will affect you. The treatment of shares held in “street name” is discussed below under the captions “Share Consolidation Proposal—Exchange of Stock Certificates and Payment for Fractional Shares.”

Do I have appraisal or dissenter’s rights?

There are no appraisal rights for any shareholder who dissents from approval of the proposed Share Consolidation under applicable Texas law or our governing documents. The lack of appraisal rights is discussed below under the caption “Share Consolidation Proposal—Appraisal Rights.”

What are the tax implications of the Share Consolidation?

The receipt of a cash payment instead of a fractional share of our common stock will result in a taxable gain or loss to the holder for federal income tax purposes. Other than the cash payments for fractional shares, we believe that no gain or loss will be recognized by a shareholder upon the exchange of existing shares for post-consolidation shares. For more information, see “Share Consolidation Proposal—Important Federal Income Tax Consequences of the Share Consolidation.”

What would be the effect on me if the Company were to be forced into bankruptcy?

If the Company were to file a voluntary petition under the bankruptcy laws of the United States or to become subject to a petition by creditors of the Company under those laws seeking a determination that the Company is insolvent and an order requiring liquidation of the Company, the payments could be found to be preferences (if the petition is filed within 90 days of the payments) or fraudulent transfers (if the petition is filed within one year of the payments) and thus recoverable by a trustee in bankruptcy. As a practical matter, however, a trustee in bankruptcy would be unlikely to pursue a preference or fraudulent transfer claim given that the expenses associated with the trustee’s efforts to recover the payments would likely exceed the small amount of each such payment (a maximum of $         in the case of 4,999 pre-consolidation shares).

Is the Company financially able to pay the costs of the fractional shares resulting from the Share Consolidation?

Even if the Charter Amendment is approved by the shareholders, it will not be implemented if, in the judgment of the board of directors of the Company, the Company does not have adequate sources of cash to effect prompt payment of fractional share interests.

Forward-Looking Statements

This proxy statement contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date of this proxy statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, do not place undue reliance on any forward-looking statements included in this proxy statement.

The Special Meeting

General

This proxy statement is furnished to shareholders of Aviva Petroleum Inc. in connection with the solicitation of proxies for use at a special meeting of shareholders and at any postponement or adjournment thereof. The special meeting will be held at the offices of Vinson & Elkins LLP, 2001 Ross Avenue, Suite 3800, Dallas, Texas 75201 on August 12, 2003 at 10:00 a.m., local time.

The special meeting is being held for the purposes set forth in the accompanying notice of special meeting of shareholders. The close of business on July 24, 2003 is the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. This proxy statement and the notice of special meeting of shareholders are being provided to shareholders beginning on or about                   , 2003. The Company, a Texas corporation, has its principal executive offices at 8235 Douglas Avenue, Suite 400, Dallas, Texas 75225.

Solicitation of Proxies and Revocability

The Company’s board of directors is soliciting proxies for use at the special meeting. The cost of printing and distributing this proxy statement and the notice of special meeting of shareholders will be borne by the Company. Brokerage houses and nominees will be requested to supply lists of or to forward the information materials to beneficial owners.

If you properly sign, return and do not revoke your proxy, the person named as proxy will vote your shares of common stock according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the person appointed as proxy is to vote your shares, your proxy will be voted FOR the proxy proposal: the approval of an amendment to the Company’s articles of incorporation to consolidate the outstanding common stock on the basis of 5,000 existing shares for one new share, and in accordance with the best judgment of the person appointed as proxy as to all other matters properly brought before the special meeting. You may revoke your proxy by delivering to the Secretary of the Company, at the Company’s address shown above, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the special meeting and voting in person.

Voting at the Meeting

As of the record date, there were 46,900,132 shares of the Company’s common stock outstanding. Each share of our common stock is entitled to one vote. The shareholders present in person or by proxy at the meeting will constitute a quorum if they hold an aggregate of at least one-third of the outstanding shares of our stock. A shareholder who submits a properly executed proxy card will be considered part of the quorum. Under the Texas Business Corporation Act and the Company’s articles of incorporation, in order to approve the Charter Amendment, the holders of a majority of the outstanding shares of our stock must vote in favor of its adoption. In addition, our board of directors has elected to condition approval of the Charter Amendment on the affirmative vote of a majority of the shares held by shareholders unaffiliated with the Company. As a consequence of the difference between these quorum and approval requirements, if more than one-third but less than a majority of the outstanding shares held by non-affiliates attend the meeting in person or by proxy, the Charter Amendment will not be approved. Shareholders as of the close of business on July 24, 2003, the record date set by the board, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting. The votes will be counted by employees of the Company.

In order to be represented at the meeting, you should sign and date the enclosed proxy card and return it to us by mail or fax pursuant to the instructions on the proxy card. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the Charter Amendment. If you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with your specifications. As a consequence, if you do not specify a choice or if you mark your proxy improperly, your shares will be voted for the Charter Amendment if your proxy is otherwise valid. You may also attend the meeting and vote in person, even if you have already returned a proxy.

Both abstentions and broker non-votes are treated as shares present at the meeting for quorum purposes but otherwise as shares as to which voting power has been withheld. Accordingly, both abstentions and broker non-votes will have the effect of votes against the Charter Amendment. (A broker non-vote occurs when a broker holding stock in “street name” indicates on the proxy that the broker does not have discretionary authority to vote on a matter and has not received instructions from the beneficial owner of the stock.)

By approving this proposal, the shareholders authorize the board to implement the Charter Amendment by filing an amendment to our articles with the Texas Secretary of State’s office within ten business days following the proposal’s approval at the meeting. Based on the Share Consolidation ratio and the record ownership of our stock on the record date, we estimate that the Share Consolidation would reduce the number of outstanding shares from 46,900,132 shares to approximately 9,000 shares.

Shareholder Proposals

Any shareholder may submit a proposal to be considered for inclusion in the proxy statement for our next annual meeting of shareholders. We must, however, receive the proposal in writing at our principal executive offices at 8235 Douglas Avenue, Suite 400, Dallas, Texas 75225 at least 30 days before we begin to print and mail our proxy materials for the annual meeting.

Ordinarily, our annual meeting of shareholders for the current year would be held in July. In light of the currently proposed Charter Amendment and Share Consolidation, our board has elected to defer the calling of our annual meeting for this year until after the special meeting. If the proposal to be considered at the special meeting is adopted, we expect to terminate our reporting obligations under the Exchange Act prior to the annual meeting. Accordingly, the proxy solicitation rules under the Exchange Act would not apply to any solicitation of proxies for that meeting. If the Charter Amendment is not approved at the special meeting or is otherwise not implemented, the board intends to consider, after the special meeting, calling the annual meeting of shareholders for this year.

Share Consolidation Proposal

Summary

In late 2002, members of our board (consisting solely of Ronald Suttill and Robert J. Cresci) began to consider seriously the advantages of taking the Company private. Beginning about February 7, 2003, our management initiated discussions with our legal counsel regarding the mechanics and anticipated effects of a possible share consolidation. Having reviewed the matter in several informal telephone conferences during the first quarter of 2003, the directors, at a formal meeting of the board on April 11, 2003, adopted a resolution, subject to shareholder approval, that our charter should be amended to effect a 5,000-to-one share consolidation of our common stock, with the result that each share of existing common stock would be exchanged for 1/5,000 of a share of “new” common stock. Other than the effect of the proposed amendment on the number of shares outstanding and held by each shareholder, there would be no differences between the respective rights, preferences or limitations of the existing stock and the new stock.

Nature of the Charter Amendment

General.    At a meeting of the board held on April 11, 2003, the board adopted resolutions approving the Charter Amendment, directing that it be submitted to the shareholders for their consideration at a special meeting called for that purpose and directing that the amendment, if approved by the shareholders, be filed with the Texas Secretary of State in accordance with applicable Texas law. The Charter Amendment provides for the Share Consolidation.

Share Consolidation.    If implemented, the Charter Amendment will effect the Share Consolidation by consolidating the outstanding shares of common stock held by each holder of record on the effective date of the Charter Amendment on the basis of one new share for every 5,000 currently existing shares. The Charter Amendment provides that no fractional shares will be issued. In lieu thereof, the Company will purchase the fractional shares for cash on the basis of $0.     for each existing share of common stock. Our board has determined that the fair value of our stock is $0.     per share. Please see “—Fairness of the Share Consolidation” below for a discussion of how the board reached this conclusion.

Issuance of new certificates evidencing post-consolidation shares of common stock and payment for fractional new shares will be made promptly after receipt of properly completed letters of transmittal and stock certificates. Please see “—Exchange of Stock Certificates and Payment for Fractional Shares” below for additional information about the exchange process. You will not be required to pay a service charge in connection with the exchange of your certificates or in connection with the payment of cash for your fractional shares.

The following table presents a summary of the effect of the Share Consolidation on our shareholders. Please note that shareholders whose shares are registered in their own names are referred to as “registered shareholders.” Please see “ – Structure of Share Consolidation” below for additional details.

If you are a…	then you will receive…

registered shareholder who owns 5,000 shares of stock	one whole share of new common stock.

registered shareholder who owns more than 5,000 shares of stock	one or more shares of new stock on a 5,000-for-one basis, with a cash payment of $0. for each of your existing shares that would otherwise result in fractional new shares.

registered shareholder who owns fewer than 5,000 shares of stock	a cash payment of $0. for each of your existing shares.

If you are a shareholder who holds stock in “street name” through a nominee, such as a bank or dealer, then you should contact your nominee before the meeting to determine how the Share Consolidation will affect you.

Background

The Company is a Texas corporation that, through its subsidiaries, is engaged in the exploration for and production and development of oil and gas in Colombia and offshore in the United States. The Company was incorporated in 1973 and the common stock, without par value, of the Company currently trades on the OTC Bulletin Board®, or the OTCBB, under the symbol “AVVP”. The Company’s principal executive offices are located in Dallas, Texas.

The Company is the owner of a 29.6196% limited partner interest in Argosy Energy International (“Argosy”), a Utah limited partnership that holds and operates the Company’s Colombian properties. The general partner rights and a 70% partnership interest in Argosy were aquired by Crosby Capital, LLC pursuant to a transaction effected in connection with the Company’s June 2000 debt restructuring. The remaining limited partnership interests are held by individual investors.

Argosy is contractually required to drill an exploratory well by October 2003. Drilling of this well, the Inchiyaco #1, commenced on May 1, 2003. In order to have funds available to drill the Inchiyaco #1, beginning in June 2002 Argosy, pursuant to a decision of its general partner, elected to accumulate all excess cash in Colombia from current sales revenues. Accordingly, we have not received any cash distributions from Colombia since then. (The results of drilling the Inchiyaco #1 are discussed below in this section.)

Our only source of net cash from operating activities, other than Argosy, is our U.S. operations, which recorded a loss of approximately $1,629,000 for 2002. On January 30, 2003, the Company’s gas well that supplies fuel gas for the Breton Sound field ceased producing and production from the field was suspended. The Company reviewed the possibility of recompleting an existing oil well into a gas zone capable of producing the necessary gas required to bring the field back onto production. This option, however, was determined to be economically unjustified. Accordingly, the Company secured a gas supply from a gas distribution company, necessitating a gas outlet at the Company’s gas platform. This required the Company to install a “buy-back” meter and make other improvements to the Company’s gas platform. These became operable on May 22, 2003. The estimated cost of refurbishing the field, including equipment and well and gathering system upgrades through June 30, 2003 (based on invoices actually received) is $1.1 million, of which $882,832 is outstanding and payable to suppliers and contractors. These payables are aged as follows: 30 days—$171,032; 60 days—$551,634; 90 days—$92,109 and 120 days—$68,057. Total oil production for the period from May 22, 2003 through June 30, 2003 (the latest date for which information is available) is 8,710 barrels or an average of 223 barrels per day. If this average production can be sustained, it will generate, at current prices, net monthly oil operating income of approximately $50,000 to defray the related outstanding accounts payable of $882,832. Management is working with the appropriate suppliers and contractors to achieve a mutually acceptable timetable for settlement of these accounts.

The terms of the Guayuyaco concession contract to which Argosy is a party required Argosy to drill an exploratory well prior to October 2003. This well, in which Argosy involved industry and service company partners to reduce the cost to Argosy, is the Inchiyaco #1. The purpose of the well was to explore the Villeta U, T and N sands and the Caballo sands in the Inchiyaco structure approximately 500 meters east of the Mary field.

Drilling of the Inchiyaco #1 commenced on May 1, 2003. In mid June 2003, the well reached a total depth of 7,995 feet. Electric logs were run and casing was set. The operator perforated 46 feet in the Caballos formation between 7,916 to 7,950 feet and 7,964 feet to 7,976 feet. Production tests run at those intervals recovered fresh water and no oil. In the lower Villeta U sand, intervals from 7,430 to 7,470 feet and 7,480 to 7,520 feet (a total of 80 feet) were perforated. Production tests run over a three-day period at those intervals recovered fluid with high water cuts, the last measurement being a 59% water cut, yielding oil recovery at a rate of approximately 215 barrels of oil per day. The Company’s share of that production is 44 barrels of oil per day including 13 barrels per day until recoupment of Ecopetrol’s portion of well costs borne by the Company. On June 26, 2003, an 8-foot section of the upper U sand interval from 7,354 feet to 7,362 feet was perforated but no hydrocarbons were immediately recovered. The well has now been completed and plans are to conduct more tests of the lower and upper U sand intervals. Our management believes that very little, if any, improvement will be obtained from the aforementioned production tests. The results from the well are a disappointment to the Company because expectations from updated reprocessing and reinterpretation of 2D and 3D seismic data regarding the completed well were not confirmed by drilling. Total cost of the Inchiyaco #1 well will be over $5.2 million, compared to an original estimate of $4.2 million.

Upon completion of this phase of exploration under the Guayuyaco contract, in October 2003 Argosy may proceed to the following 18-month exploration phase, under which Argosy will be obligated to drill a second exploratory well or relinquish the contract (except as to the Inchiyaco #1). Any such relinquishment will not affect the existing Santana production or any production from the Inchiyaco #1. Failure by the Company to fund its share of Argosy’s obligations, assuming Argosy funds the obligation, could result in a decrease in the Company’s ownership interest in Argosy. See Notes (2) and (10) of Notes to Consolidated Financial Statements elsewhere herein.

Ongoing activities in Colombia, including the issue of whether cash distributions to the Company will resume, are currently under review with Argosy. At this time, we cannot predict whether Argosy will elect to drill the additional exploratory well and we cannot estimate the cost of such a well. Even if Argosy elects not to undertake the second exploratory well, management believes that, due to the low production and cost overruns of the Inchiyaco well, it is unlikely that cash distributions to the Company will resume in the near future.

Our board, consisting of only two directors, has found it efficient (because of the limited number of directors) and cost effective (in light of the financial condition of the Company) to communicate by telephone. Throughout 2002 and the current year to date, our board has met formally and informally by telephone on a regular basis. The participants were the two directors and, frequently, Mr. Busby, the Chief Financial Officer. These telephone conferences have occurred at times of Company press releases and Commission filings as well as at other times. While neither the participants nor the Company maintained any record (other than minutes of formal meetings of the board and the telephone billing records of the Company) of the dates of these conferences, both Mr. Suttill and Mr. Cresci believe that, since December 1, 2002, there have not been less than 20. These conferences invariably included discussions of the Company’s deteriorating financial condition. Since at least the beginning of 2002, it has been clear to both directors that liquidity would be a constant problem because of the age and location of the Company’s properties. Indeed, liquidity was such a problem that Mr. Suttill made a loan of $50,000 to the Company on December 12, 2002 in order to allow the Company to meet its payroll obligations. (The Company was subsequently authorized to transfer to itself funds out of an abandonment account resulting in a relatively large end of year balance of cash and cash equivalents.) In connection with this loan, Mr. Suttill received a warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $.07 per share. The warrant expires on December 12, 2004. (See “Interests of Management in the Transaction” for the other terms of the loan.)

        If distributions from Argosy do not resume and the Company is not able to generate additional cash from investing or financing activities, the Company’s liquidity will continue to deteriorate. For example, our U.S. cash and cash equivalent balances were $884,000 at December 31, 2002, $494,000 at March 31, 2003 and $98,000 (estimated) at June 30, 2003 (in each case, net of restricted cash). As a result, there is substantial doubt concerning our ability to continue operating as a going concern. Our auditors have qualified their report with respect to our Consolidated Financial Statements for the year ended December 31, 2002 by stating that there is “substantial doubt concerning the Company’s ability to continue as a going concern.” For more details, see “Independent Auditors’ Report” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

On July 30, 2002, President Bush signed the far-reaching Sarbanes-Oxley Act. This new law makes significant changes in corporate governance and disclosure requirements for public companies. The Sarbanes-Oxley Act imposes strict disclosure requirements regarding internal controls, audit oversight and audit procedures, including in some instances the acceleration of previously existing filing requirements. We do not believe that we have adequate full-time financial personnel to meet our SEC disclosure requirements on an ongoing timely basis. We also do not currently comply with suggested audit committee, independence and code of conduct standards. The SEC is currently in the process of promulgating final rules relating to additional new standards for publicly-listed companies. We believe it would be difficult for us to meet all the new Sarbanes-Oxley requirements without hiring additional personnel and obtaining legal and accounting assistance and incurring the related expense. Although we cannot accurately determine the increased general and administrative costs entailed in complying with these new requirements, we believe they would be significant.

        At the point in December 2002 that the Company’s liquidity requirements necessitated Mr. Suttill’s loan, the directors realized that, absent a means of enhancing shareholder value, the Company could no longer afford the expense of being a publicly reporting company. Since the beginning of the current year, in light of the Company’s weak financial position and the limited public market for our stock, our directors have on several occasions discussed various means of enhancing shareholder value. Among the matters discussed were a merger or consolidation of the Company with another, a sale of all or substantially all of the Company’s assets and a sale of all the outstanding capital stock of the Company. Each of these matters is discussed in detail under  “—Fairness of the Share Consolidation—Alternatives Examined.” The directors concluded that none of those prospects was likely and thus focused on other alternatives, including the possibility of a “going private” transaction. During those discussions, the directors discussed the Company’s alternatives to going private, primarily liquidation and bankruptcy, and determined that neither of these options would be in the best interest of the shareholders of the Company. In this regard, see “—Fairness of the Share Consolidation.” Management

expressed its view that neither the Company nor its shareholders derive significant benefit from our being a public company. We would incur considerable cost to maintain our status as a public company and, as discussed above, we may be unable to comply fully with the recently enacted Sarbanes-Oxley Act. Our directors considered the advantages and disadvantages of being a public company and directed management to conduct a cost and feasibility study of going private.

Our Chief Financial Officer consulted with legal counsel, beginning in early February 2003, and learned that taking the Company private could be accomplished by a share consolidation, with cash being paid for fractional shares that result from the share consolidation. Management reviewed the Company’s stock records and determined that a 5,000-for-one share consolidation would have the probable effect of reducing the number of registered shareholders below 500, which would allow us to terminate the Exchange Act registration of our stock. In addition, the directors recognized that too large a number of shareholders can be awkward for a small company and entail many of the costs (in connection with distributing annual financial statements, for example) that the board wished to avoid. Our board determined that the Share Consolidation would be the most effective manner by which to become eligible to terminate our public company reporting obligations under the Exchange Act. Consequently, the board approved the Charter Amendment as a means of implementation of the Share Consolidation.

As of June 30, 2003, we had approximately 4,300 registered shareholders. Approximately 4,100 of these shareholders hold fewer than 5,000 shares. In the aggregate, these shareholders hold less than 5% of our stock.

Views	of “Filing Persons” Other Than the Company

It is the position of the Staff of the Commission that Mr. Suttill, President, Chief Executive Officer and a director of the Company, Mr. Cresci, a director of the Company, and Mr. Busby, Secretary, Treasurer and Chief Financial Officer of the Company, are “affiliates” of the Company “participating” in the transaction in their individual capacities. Prior to being informed of this position, each of these persons believed that he was acting solely in his official capacity in proposing, developing and, where appropriate, approving the Charter Amendment, including the Share Consolidation.

The rules of the Commission require that each “affiliate” of an issuer who “participates” in a “going private” transaction must execute and file with the Commission a specified schedule and disclose, among other things, the purpose of the “filing person” in engaging in the transaction and the views of that person as to the fairness of the transaction.

Having been informed of the Commission’s position, Messrs. Suttill, Cresci and Busby have joined the Company in filing the requisite schedule. They have, in addition, considered their individual purposes for causing the Company to engage in the proposed transaction and their individual views as to the fairness of the transaction. Messrs. Suttill and Cresci have concluded that their individual purposes and views in this regard coincide precisely with the purposes and views ascribed to them in their official capacities elsewhere in this proxy statement. Accordingly, each of Messrs. Suttill and Cresci has affirmatively adopted, in his individual capacity, each of those purposes and views so ascribed to him, including the view that the Share Consolidation is fair to the Company and its shareholders, whether affiliated or unaffiliated. Mr. Busby, whose purposes and views are not described elsewhere in this proxy statement in either his official or individual capacities, has concluded that his individual purposes and views coincide precisely with those ascribed to the directors in their official capacities elsewhere in this proxy statement. Mr. Busby also has affirmatively adopted, in his individual capacity, each of those purposes and views, including the view that the Share Consolidation is fair to the Company and its shareholders, whether affiliated or unaffiliated.

Purpose and Reasons for the Share Consolidation

The purpose of the Share Consolidation is to reduce the number of our registered shareholders to allow us to terminate registration of our stock under the Exchange Act. A company with less than $10 million in assets over the past three fiscal years and fewer than 500 shareholders may terminate its reporting obligations under the Exchange Act. We estimate that the purchase of fractional shares following the share consolidation will reduce the number of our registered shareholders to approximately                 .

Benefits and detriments of the Share Consolidation to the Company:

•	We have sustained substantial losses, including losses in cash flow from operations, over the past year and may continue to do so in the foreseeable future. These losses, both in the results of operations and in cash flow, together with the suspension of distributions by Argosy, have adversely affected our liquidity. Our weak financial condition is reflected in the market price of our stock and the lack of a liquid market for our stock. Under these circumstances, we can no longer justify the considerable expenses that we incur as a publicly reporting company. Compliance with the periodic reporting and proxy solicitation requirements under the Exchange Act entails significant direct and indirect costs. Examples of direct costs relating to those requirements include: attorney’s and auditor’s fees; printing and mailing costs; miscellaneous clerical and other expenses (e.g., word processing, EDGARizing and telephone and fax charges associated with SEC filings); and the charges of brokers and transfer agents in forwarding materials to shareholders. Indirect compliance costs include executive time expended to prepare and review required SEC filings. We estimate that our direct compliance costs for 2003 would exceed $100,000, broken down as follows: independent auditor’s fees—$50,000; legal counsel’s fees—$20,000; transfer agent costs—$45,000; printing and EDGARization expenses—$15,000; and miscellaneous costs and expenses—$10,000. Our indirect compliance costs are difficult to estimate but are likely to increase because of the additional requirements of the Sarbanes-Oxley Act. We believe these costs are material for a small company like ours and that going private will allow us to avoid these additional costs.

•	The principal advantage to the Company of its status as a publicly reporting company is access to the capital markets for the purposes of raising equity capital and making acquisitions for stock. When we were a larger company and our stock traded at substantially higher prices, the additional costs associated with being a publicly-reporting company were acceptable in light of the benefits thereby conferred. With the substantial decline in our stock price and in its liquidity, we are currently effectively denied access to the public capital markets, which would be our principal benefit of public ownership. Given our current financial condition and the present regulatory environment, the costs of remaining a public company, in the board’s judgment, far outweigh any potential future benefit from remaining subject to the reporting obligations of the Exchange Act. So long as we remain a publicly reporting company, any restoration of our financial condition would enhance our access to those capital markets. If the Share Consolidation is approved and effected, however, the denial of access by the Company to public capital markets will, of course, become permanent.

Benefits and detriments of the Share Consolidation to our small shareholders (holders of less than 5,000 shares):

•	The Share Consolidation will also allow our small shareholders to liquidate their holdings of our stock at a fair value without typical transaction costs. Transaction costs for the public sale of small blocks of stock (assuming a buyer is available) significantly reduce the liquidity of the shares, since in most cases these transaction costs represent a large percentage of the value of the shares, particularly for a stock, such as ours, priced at less than ten cents.

•	If the Share Consolidation is approved and effected, our small shareholders will no longer be shareholders of the Company and, if the financial condition of the Company should be restored and enhanced thereafter, our small shareholders will not participate in that improvement.

Benefits and detriments of the Share Consolidation to our larger shareholders, including our affiliated shareholders:

•	For our shareholders who own more than 5,000 shares, reducing a large number of small shareholders (approximately 91% of the existing shareholders) will result in savings to the Company by reducing the administrative costs of providing annual reports, proxy information and other shareholder services.

•	Shareholders who own more than 5,000 shares will own a somewhat larger proportion of the Company but will have to bear indirectly the costs that the Company will incur (expected to aggregate approximately $ (or $0. per share of common stock) in fractional share costs and other out-of-pocket expenses) in connection with the Charter Amendment, including the Share Consolidation.

•	If the Share Consolidation is effected, our affiliates, Messrs. Suttill, Cresci and Busby, would experience increases in their interests in the Company’s net book value of $3,386 (4%), $149 (3%), and $1,067 (4%), respectively, and increases in the Company’s net loss of $142 (4%), $7 (3%), and $45 (4%), respectively. These amounts are based on the Company’s financial statements at March 31, 2003 and do not include the Company’s estimated costs of effecting the Share Consolidation. If the latter are included, Messrs. Suttill, Cresci and Busby, would experience, on a pro forma basis, decreases in their interests in the Company’s net book value of $ ( %), $ ( %), and $ ( %), respectively, and increases in the Company’s net loss of $ ( %), $ ( %), and $ ( %), respectively. For further details, see “—Interests of Affiliates and Management in the Transaction.”

•	The federal income tax consequences for each affiliate are expected to be the same as those applicable to each other shareholder holding more than 5,000 shares. See “—Important Federal Income Tax Consequences of the Share Consolidation.”

        After taking into account all of the benefits and disadvantages of the Company’s registration under the Exchange Act at present, the board has concluded that the continued monetary and human resource expense of such registration is unjustified given our inability to take effective advantage of the principal benefit of public registration, which is access to the public debt and equity capital markets.

Specific Charter Amendment Proposal

Our board of directors adopted the following resolution at a meeting of the directors held on April 11, 2003:

Resolved, that, upon approval thereof by (i) the holders of the Company’s outstanding shares of common stock, without par value, in accordance with the applicable provisions of the Texas Business Corporation Act and the amended and restated articles of incorporation of the Company and (ii) by the holders of a majority of the shares of the Company’s common stock owned by shareholders unaffiliated with the Company, the president and the secretary of the Company be and they hereby are authorized and directed, subject to the reservation of the right and power of the board of directors of the Company to rescind this resolution (x) if so required, in its sole determination, by the fiduciary duties of the board of directors, and (y) if, in their sole judgment, the Company does not have adequate sources of cash to effect prompt payment of fractional share interests, to cause the amended and restated articles of incorporation of the Company to be further amended by amending Article Four thereof so as to be and read in its entirety as follows:

ARTICLE FOUR

The aggregate number of shares that the corporation shall have authority to issue is 348,500,000, all of which shares shall be without par value (the “Common Stock”).

Effective upon the filing of articles of amendment to the corporation’s articles of incorporation in accordance with the Texas Business Corporation Act, each five thousand (5,000) issued and outstanding shares of previously authorized common stock of the corporation (the “prior shares”) shall thereby and thereupon be consolidated into one (1) validly issued, fully paid and nonassessable share of Common Stock (a “resulting share”). Each certificate that theretofore represented prior shares shall thereafter represent the number of resulting shares into which such number of the prior shares as was evenly divisible by five thousand (5,000) represented by such certificate shall be consolidated; provided, however, that each person holding of record a stock certificate or certificates that represented prior shares shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of resulting shares to which such person is entitled, and provided, further, that the Corporation shall not issue fractional shares with respect to the the consolidation. To the extent that a shareholder holds a number of prior shares not evenly divisible by five thousand (5,000), such shareholder shall be entitled to receive cash for each fractional share interest resulting from the consolidation on the basis of an amount equal to the average of the Market Prices for each of the 20 trading days immediately preceding the record date for determination of shareholders of the Company entitled to vote on this amendment for each pre-consolidation share of common stock. For this purpose, Market Price means, for each such trading day, the closing sale price per share of common stock of the Company on the OTC Bulletin Board®. If there is no closing sale price on any trading day, the closing sale price for that trading day will be deemed to be the closing sale price for the next preceding trading day for which there is a closing sale price.

The board subsequently adopted other resolutions calling the special meeting of shareholders and directing that the Charter Amendment be submitted to our shareholders for their consideration at the special meeting.

If the Charter Amendment is approved by the shareholders at the special meeting, the board may nevertheless, in the exercise of its fiduciary duties, rescind its authorizing resolution with the result that the Charter Amendment will not be implemented. While the board regards the likelihood of the exercise of this right and power as remote, it reserved that right and power in either of the following circumstances:

•	Because of the possibility of trading in our stock pending effectuation of the Share Consolidation, there is no assurance that effectuation of the Charter Amendment will result in our having fewer than 500 shareholders. Although we believe it to be only a remote possibility, if as a result of trading more than 500 shareholders would remain after effectuation of the Charter Amendment, we would have expended the cash necessary to purchase the fractional shares resulting from the Share Consolidation but would nevertheless be unable to terminate the registration of our stock under the Exchange Act.

•	Any other circumstances that would cause the directors to determine, in the exercise of their fiduciary duties, that going private is not then in the best interests of the Company and its shareholders. We do not currently foresee any such circumstances.

If we are unable or choose not to terminate our registration, we will continue to be subject to the Exchange Act, with all of the attendant costs.

Action of the Board

Our board of directors (consisting solely of Ronald Suttill, our President and Chief Executive Officer, and Robert J. Cresci) considered and evaluated a number of matters prior to determining to approve the proposed Charter Amendment. In reaching the above determinations, the board considered the following matters:

•	The matters discussed under “Purpose and Reasons for the Share Consolidation.” These include the effects of the Share Consolidation on those shareholders who will receive only a cash payment, on those who will receive new shares and on all unaffiliated shareholders as a group. As a reading of these matters makes clear, each of the reasons supporting the Share Consolidation is offset in part by a negative effect of the Share Consolidation. Thus, the supporting reasons:

•	the expense of Exchange Act reporting compliance;

•	the adverse effect of our financial position on our access to public capital markets;

•	the ability of small shareholders to liquidate their holdings; and

•	a reduction in the expense of shareholder communications,

were considered in light of the negative effects:

•	the potential restoration of access to public capital markets;

•	the preclusion of small shareholders from participating in an increase in value of the Company’s equity if our financial condition improves; and

•	the disproportionate amount of costs of the transaction to be borne by the continuing shareholders.

On balance, the board considered the matters favoring the transaction to outweigh the negative effects.

•	The current financial position of the Company and its available sources of liquidity. The board concluded that the Company’s distressed financial condition and the virtual absence of additional sources of investment funds make the Company’s expenditures to continue the Exchange Act registration of our common stock unaffordable.

•	The business and financial prospects of the Company. The board concluded that the only operational prospect for financial improvement existing at that time was the exploratory well that was then being drilled on the Guayuyaco concession (the Inchiyaco #1) which is discussed under “—Background.” There being no other current prospects by which the Company could currently increase its earnings and cash flow, the board concluded that a continued reduction in general and administrative expense represented by a “going private” transaction was essential.

•	The continuing costs of compliance with the Company’s reporting obligations under the Exchange Act. It is these general and administrative expenses that the board considered in assessing the Company’s financial condition and financial resources and that provide the principal motivation for the Charter Amendment, including the Share Consolidation.

•	The current and historical market prices for our common stock and the liquidity of the market for that common stock. Having observed the decline in the market price for our common stock over the last two years and the related reduction in the liquidity of that market, the board concluded that, as a financial matter, we are effectively precluded from access to the public capital markets. Consequently, we are as a practical matter no longer the beneficiary of the principal advantage accruing to a publicly reporting company.

•	The available financial and corporate alternatives to the Share Consolidation, including liquidation and dissolution and bankruptcy. Specifically, the board considered the following: Sources of debt and equity financing, sales of assets, merger or other disposition of the Company, liquidation and dissolution and bankruptcy. Each of these alternatives, including the reasons making the alternative unattractive, is discussed in detail under “—Alternatives Examined—Merger or Other Disposition of the Company.”

While each of these considerations was evaluated carefully by the board, the most important factors in its decision to approve the Share Consolidation were: the current financial position of the Company and its available sources of liquidity, the continuing costs of compliance with the Company’s reporting obligations under the Exchange Act and the effects of the Share Consolidation on each group of our shareholders.

After considering the above matters, the board has unanimously approved the Share Consolidation and recommends that you vote for its approval and adoption.

Fairness of the Share Consolidation

General.    The board of directors (consisting solely of Ronald Suttill, our President and Chief Executive Officer, and Robert J. Cresci) considered the fairness of the Charter Amendment, including the Share Consolidation, at their meeting held April 11, 2003 and again at their meeting held July    , 2003. At each meeting, the directors unanimously concluded that

•    the Share Consolidation proposal is procedurally and substantively fair to and in the best interests of the Company and its shareholders;

•    the Share Consolidation proposal is, specifically, procedurally and substantively fair to those shareholders who will receive only a cash payment, to those shareholders who will receive new shares and to all unaffiliated shareholders as a group; and

•    the process by which the Share Consolidation was proposed and approved by the board is fair.

The board reached these conclusions for the reasons set forth under “—Specific Fairness Issues,” “—Alternatives Examined,” “—Future Operations” and “—Procedural Considerations.” The board reached these conclusions despite the facts that:

•	the proposed Charter Amendment, including the Share Consolidation, has not been reviewed by a special committee of the board;

•	no fairness opinion has been obtained regarding the proposed transaction;

•	no independent appraisal of the Company has been obtained; and

•	the Company has not undertaken a liquidation analysis.

The board elected to condition approval of the Charter Amendment, including the Share Consolidation, on the affirmative vote of a majority of the outstanding shares held by nonaffiliates, in addition to the statutory vote of a majority of the outstanding shares.

Specific Fairness Issues.    In its deliberations, the board evaluated each of the following specific issues of fairness with respect to the Charter Amendment and, in particular, the Share Consolidation:

Cashed-Out Shareholders.    The board believed that the principal substantive fairness issue relating to those shareholders who hold less than 5,000 pre-consolidation shares and will receive only cash in the Share Consolidation is adequacy of price.

The Charter Amendment provides that the price to be paid for fractional shares of post-consolidation shares of common stock is equal to $0.0   times the number of pre-consolidation shares of common stock represented by such post-consolidation fractional shares. That price equals the average daily Market Price per share of pre-consolidation common stock over the 20 trading days immediately preceding the record date (July 24, 2003) for determining shareholders entitled to vote at the special meeting. The daily Market Price has been determined in the manner provided in the Charter Amendment, to wit: The daily Market Price shall be, for each trading day, the closing sale price, if any, per share of common stock of the Company on the OTC Bulletin Board®. If there is no closing sale price on any trading day, the closing sale price for that trading day will be deemed to be the closing sale price for the next preceding trading day for which there is a closing sale price.

After reviewing other criteria that are frequently used in determining stock values and that are discussed below, the board concluded, as indicated at the conclusion of the discussion of this issue, that current market price represented the only credible criterion of value of the common stock under the Company’s circumstances. The board considered the following valuation methods and factors in making its determination:

•     Historical and Current Market Prices.    Our common stock is traded in the OTC Bulletin Board®, which we do not regard as a robust market. Trading in our common stock is thin. During the periods from January 1, 2002 through December 31, 2002 and from January 1, 2003 through June 30, 2003, average monthly trading volumes in our common stock were 221,417 and 384,100 shares, respectively. As a consequence, our board was wary about using market prices as the measure of value for our common stock.

During the year ended December 31, 2002, the closing sale share price per share for our common stock in the OTCBB ranged from a high of $0.11 on dates in January, August and September to a low of $0.04 in November and December. From January 1, 2003 to March 21, 2003, the date that we announced our 2002 earnings (loss) and our auditors’ doubts regarding our ability to continue as a going concern, the closing sale price per share for our common stock ranged from a high of $0.09 on January 16 and 23, 2003 to a low of $0.04 on January 9, February 27, March 10 and March 20, 2003. Following that announcement, the closing sale price per share declined to $0.03 and has since ranged between $0.10 on June 18 and 20, 2003 and $0.01 on several dates. See “Market for Common Stock—Price Range.”

Notwithstanding the thinness of the trading market in the Company’s common stock, the board believed that the decline in the price per share of common stock following March 21, 2003 reflected the Company’s declining liquidity and continuing losses, its lack of alternative financing sources and the risks of it continuing as a going concern. Given the current financial condition of the Company, the Board concluded that it would be inappropriate to use common stock market prices prior to March 21, 2003 as a measure of value in establishing the purchase price to be paid for fractional new shares. The board did believe, however, that post-March 21, 2003 common stock market prices provided a reasonably objective measure of common stock value. The board based this judgment on the apparent assimilation by the market of the published information regarding the Company’s financial position and on the fact that, despite the thinness of the common stock market, there was sufficient trading to reflect that assimilation.

•    Net Book Value.    As of December 31, 2002 and March 31, 2003, the Company’s net book value per share of common stock was $0.020 and $0.019, respectively. In the board’s judgment, however, net book value per share is, in general, an accounting measure that is based on the historical cost of the Company’s assets. The Company uses full cost accounting (including the standardized measure of the discounted net future cash flows) to account for its oil and gas properties which takes into account both the current market prices for oil and gas produced from those properties and the estimated cost to produce those hydrocarbons. The board recognized, however, that full cost accounting includes constraints that make it inappropriate as the sole measure of the value of those properties and, consequently, the Company. The board did conclude that, in the Company’s case, net book value per share of our common stock could be taken into account as a check against current market values as the measure of common stock value. In this regard, the board noted the relative correlation between net book value per share of common stock and the average of the closing sale prices per share of common stock during the period from March 22, 2003 through April 10, 2003 (being the date immediately preceding the date of the board meeting at which the Share Consolidation methodology was determined) which was $0.024 per share. Since then (for the period from April 12, 2003 through June 30, 2003), the average closing price per share was $0.038.

•    Going Concern Value.    A going concern valuation is an attempt to establish the present value of a future stream of earnings of a company as a means of measuring return on invested capital over that period. Effective use of this valuation methodology requires the establishment of a credible forecast of earnings and the identification of an appropriate discount rate to establish the present value of those future earnings. We have been advised by our independent auditors that our current financial situation raises serious doubt concerning the Company’s ability to continue as a going concern. Therefore, the board decided that no credible earnings forecast could be established and therefore that use of this valuation method was unwarranted.

•    Liquidation Value.    For the reasons set forth under “—Alternatives Examined—Liquidation and Dissolution,” the board determined that the liquidation value of the Company, were it to adopt a plan of liquidation and dissolution, could be less than the Company’s net book value per share which approximates the current market price per pre-consolidation share. Consequently, the board concluded that liquidation value would not be an appropriate valuation measure for fractional shares resulting from the Share Consolidation.

•    Comparative Company Analysis.    The exploration and production business is highly competitive. We compete with a number of substantially larger companies with greater financial and other resources than we have. The board did not believe that another public company, much less several such companies, could be identified having characteristics that are sufficiently similar to those of the Company to allow its use of this methodology to establish the fair value of the Company’s common stock. Consequently, the board decided that the use of this valuation method was unwarranted.

•    Third Party Offers/Merger Plans.    During the past two years, management of the Company has made concerted efforts to locate a prospective candidate for a business combination with the Company. These efforts are described under “—Alternatives Examined—Sales of Assets” and “—Alternatives Examined—Merger or Other Disposition of the Company.”

As there described, the Company:

•	Did not establish any data room because our properties in Colombia and Breton Sound are subject to annual detailed review by reputable outside, independent engineering consultants, the results of which are disclosed in the Company’s annual reports.

•	Did not engage any investment banker because the board believed the expense would have been prohibitive.

•	Did not provide to any other entity non-public information except in the case of farm-out or other drilling arrangement discussions.

•	Did not receive any firm offer relating to a business combination and did not enter into any letter of intent or memorandum of understanding relating to a business combination or to a sale of a major part of the Company’s assets.

•	In its discussions, did not ever reach a “negotiations” or “terms” stage, due in large part to the age and location of our oil properties.

During that period, there have not been any firm offers made by any unaffiliated person of which the Company or any of Messrs. Suttill, Cresci and Busby is aware for:

•	Any merger or consolidation of the Company with any other company;

•	the sale or other transfer of all or any substantial part of the assets of the Company; or

•	any purchase of our common stock that would enable the holder to exercise control of the Company.

As disclosed under “—Alternatives Examined—Merger or Other Disposition of the Company,” discussions regarding the possible sale of part of the Company’s U.S. properties were discontinued in February 2003. The discontinuation occurred prior to the point at which the potential purchaser made a firm offer. Other than those discussions, we have not during that period engaged in any serious negotiations with, much less received any firm offers from, any unaffiliated person to purchase the Company or control thereof or to engage in any other business combination transaction with the Company. Consequently, the board did not have available any information from such a source to assist it in establishing the purchase price of the fractional new shares.

The only significant purchases of our common stock since January 1, 2001 of which we are aware were by Ramat Securities Ltd. Such purchases were 614,095 shares at a price of $0.04 per share on January 26, 2001, 3,822,370 shares at a price of $0.05 per share on March 23, 2001, and 4,555,100 shares at a price of $0.05 per share on May 16, 2001. The shares acquired on May 16, 2001 were acquired from Pecks Management Partners Ltd., of which Robert J. Cresci is a managing director. On May 23, 2001, the first day of trading in our common stock after termination of trading in depositary shares on April 30, 2001, the closing sale price of our common stock was $0.10 per share on the OTC Bulletin Board®. Since that purchase, there has been no transaction of which management is aware involving more than 1% of our outstanding common stock. Although the board was, of course, aware of the Ramat/Pecks Management transaction, it did not consider it to be sufficiently current to be material to the procedure for pricing the purchase of fractional new shares in the Share Consolidation.

On May 19, 2003, Mr. Suttill received a letter from the President of CEDYCO Corporation inquiring whether “the Senior Management/Board of Directors of AVVP would recommend and/or give favorable consideration to an offer of twenty cents ($.20, U.S.) per share for the purchase of all AVVP shares held by shareholders holding five thousand (5,000) shares of more.” On May 23, 2003, Mr. Suttill, having been unable to obtain any significant information regarding CEDYCO Corporation, initiated a telephone conference with the President of CEDYCO Corporation in which Mr. Busby and the Company’s outside counsel participated. During the conference, the President of CEDYCO Corporation (i) stated several times that the letter was not an “offer” but only an inquiry, (ii) declined to provide financial statements of CEDYCO Corporation, (iii) stated that he was contemplating cash rather than securities as consideration, (iv) stated that any offer would range between $0.01 and $0.20 per share after CEDYCO’s analysis of the Company’s oil and gas properties, (v) stated that the cash consideration would be financed through borrowings secured by the Company’s oil and gas properties and (vi) concluded by stating that the circumstances surrounding the Company’s efforts to “go private” were too complex and indicating that he was going to withdraw his letter. On May 27, 2003, the Company received a letter from CEDYCO Corporation withdrawing its prior letter.

•    Prior Stock Purchases.    To the knowledge of our management, the only purchases of our common stock by affiliates of the Company during the past two years were effected by Mr. Suttill, our Chief Executive Officer and a director, and by Mr. Busby, our Chief Financial Officer. During that period, Mr. Suttill purchased an aggregate of 633,500 shares of our common stock in seven transactions at prices that ranged between $0.11 and $0.05 per share and averaged $0.055 per share. The most recent of these transactions related to 10,000 shares Mr. Suttill purchased on September 13, 2002 at a price of $0.07 per share. On May 16, 2001, Mr. Busby purchased 100,000 shares of our common stock in one transaction at a price of $0.05 per share. See the table regarding these purchases set forth under “—Interests of Affiliates and Management in the Transaction” for more details. This information was available to the board at the time of its consideration of the Share Consolidation and the purchase price to be paid for post-consolidation fractional shares. Although aware of the details relating to these purchases, the board did not consider these purchases to be sufficiently current to be material to the board’s determination of the procedure for pricing purchases of fractional shares.

•    Price/Earnings Ratio.    In 2002, the Company reported a net loss of $(0.02) per share, compared to net earnings of less than one cent per share for 2001. During the period from January 1, 2001 through December 31, 2002, the market price of the common stock ranged from a high in the second quarter of 2001 of $0.17 per share to a low in the fourth quarter of 2002 of $0.02 per share. The board considered the attribution of a price/earnings ratio to the Company’s shares under these circumstances essentially meaningless and, therefore, did not consider a price/earnings ratio as indicative of the fair value of our shares.

After consideration of all the foregoing factors, the board concluded that current market prices for our common stock provide the most credible criterion of value. In so concluding, the board was aware of, and took into consideration, its view that the OTC Bulletin Board® does not provide a robust market for our common stock and that the limited liquidity in our common stock reduces the efficiency of that market and may distort the market as a true indicator of value. Nonetheless, the board, after considering all the information reasonably available to it, determined that (i) net book value per share was a useful check on the validity of the market as a measure of value and (ii) that none of the other valuation methodologies produced a credible value for our common stock given the distressed nature of the Company’s financial condition, its lack of liquidity and financing sources and the risks relating to its ability to continue as a going concern. The board concluded that information regarding the Company’s troubled financial condition had been disclosed to the investing public over an extended period and had been fully absorbed by the market and that the market, while thin, displayed sufficient volume to reflect the assimilation of the Company’s financial and other information. Accordingly, the board determined to use the 20 trading day average of the closing sale prices for our shares in the market as the basis for calculating the purchase price of fractional shares in the Share Consolidation.

Remaining Shareholders.    The board believed that the principal substantive fairness issue relating to those shareholders who hold more than 5,000 pre-consolidation shares and will receive post-consolidation shares of common stock (together with cash for fractional interests) in the Share Consolidation is the relinquishment of the OTC Bulletin Board® as a market for their shares.

Although there may be only a limited market for our shares now, there will be no market after the Share Consolidation. Moreover, when the Company terminates its Exchange Act reporting obligation following the Share Consolidation, the rights of our remaining shareholders to obtain information about the Company will be reduced, perhaps significantly.

The board determined, however, that these disadvantages are outweighed by the undesirable consequences of alternatives such as liquidation and dissolution or bankruptcy. Additionally, the potential cost savings that the Company should realize as a result of going private will benefit all shareholders who remain after the completion of the Share Consolidation. Please see “—Background” and “—Purpose and Reasons for the Share Consolidation” above for further discussion of the expenses of compliance with our Exchange Act reporting obligations.

The Company.    Upon completion of the Share Consolidation and termination of the Company’s Exchange Act reporting obligations, the Company will effectively relinquish any remaining access to the public capital markets. The board believes that, for the Company as a whole, this is the principal substantive fairness issue relating to implementation of the Share Consolidation.

The board believes that the Company has, for all intents and purposes, already lost access to the public capital markets as a result of its financial weakness, the decline in its share price and the loss of liquidity in its common stock market. The board further believes that any further reduction in that access resulting from the Share Consolidation and termination of Exchange Act registration would be minimal and that it is outweighed by the consequent savings of the expenses of compliance with Exchange Act reporting obligations. For information regarding the market for our shares, see “Market for Common Stock” below.

Other Issues.

•	Potential Future Sale. Shareholders who own fewer than 5,000 shares will be cashed out in connection with the Share Consolidation and will not benefit if the Company’s financial condition improves or if it is sold for more than the equivalent of $0.0 per pre-consolidation share in the future. Despite the efforts of management to locate prospective business combination candidates for the Company during the past two years, no such candidates were located. Moreover, during that period we have received no firm offers to purchase the Company and we have received no credible indications of interest in that regard. See “—Fairness of the Share Consolidation—Alternatives Examined” for more detailed information regarding management’s efforts in this regard. For a more detailed discussion of the board’s determination of the purchase price for fractional shares, please see “—Cashed Out Shareholders” above.

•	Financial Information. There is an additional potential detriment to shareholders who remain as holders of our stock after the Share Consolidation and termination of registration under the Exchange Act. We will then no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. This will reduce the rights of our remaining shareholders to obtain information about the Company. While management currently intends to furnish these remaining shareholders with periodic financial and other information regarding the Company, if it should not do so, those shareholders will be able to rely on only their rights as shareholders under the Texas Business Corporation Act to obtain information. The board determined, however, that these disadvantages are outweighed by the undesirable consequences of alternatives such as liquidation or bankruptcy. See “—Alternatives Examined” below. Additionally, the potential cost savings that the Company should realize as a result of going private will benefit all shareholders who remain after the completion of the Share Consolidation. Please see “—Background” and “—Purpose and Reasons for the Share Consolidation” above for further discussion of the expenses of compliance with our Exchange Act reporting obligation.

•	U.S. Working Capital Position. At June 30, 2003, the Company estimates its working capital position in the United States (exclusive of Colombian operations as to which it does not yet have any information) as follows: cash and cash equivalents of $98,000; other current assets of $246,000; and current liabilities, including accounts payable incurred in connection with the restoration of production at the Breton Sound field, of $1,657,000. We estimate that the aggregate cash payment for fractional shares will be $ and that the other costs of effectuation of the Share Consolidation will be approximately $150,000. The ability of the Company to meet these obligations in an orderly manner will be dependent on its ability to sustain or increase levels of production at the Breton Sound field, to obtain cash from the sale of certain assets such as an interest in its Breton Sound salt water disposal facility, to borrow funds from private lenders (as to which the Company has no current commitments) and to obtain the agreements of vendors and suppliers to defer collection. The Charter Amendment, even if approved by the shareholders, will not be effected if, in the judgment of the board of directors, the Company does not have adequate sources of cash to effect prompt payment of fractional share interests.

Each of Mr. Suttill, who beneficially owns 8.32% of our stock, Mr. Busby, who beneficially owns 2.67% of our stock, and Mr. Cresci, who beneficially owns less than 1% of our stock, have indicated that they will vote in favor of the Charter Amendment, including the Share Consolidation. See “—Interests of Affiliates and Management in the Transaction.” The votes of Messrs. Suttill, Cresci and Busby will be counted in determining whether the Charter Amendment has received the required statutory approval. Because the board has elected to condition the approval of the Charter Amendment on the approval of a majority of the unaffiliated shareholders of Company, the votes of Messrs. Cresci, Suttill and Busby will not be counted in the determination of whether this additional condition for approval of the Share Consolidation has been satisfied.

Alternatives Examined.    Before concluding that a “going private” transaction of the nature of the Charter Amendment, including the Share Consolidation, provided the only viable alternative to a financial transaction that would enhance shareholder value, the board considered the Company’s ability to engage in a variety of financial transactions.

Sources of Debt and Equity Investment.    Management has been in constant contact with potential industry partners, suppliers and traditional sources of finance in seeking to enhance the Company’s asset base. Vendor finance, farmouts and bank and equity sources are generally the means in the Company’s industry of achieving growth. Market conditions, plus the age (Breton Sound) and location (Colombia) of the Company’s properties, and the small size of the Company have, however, generally precluded the Company from accessing these sources. Moreover, these factors, together with the distressed financial condition of the Company, its history of net losses, its limited cash flow and the concomitant effect on the market price of our common stock, have generally precluded access by the Company to the public debt and equity markets.

Sales of Assets.    The only two operational assets of the Company are its interest in the Breton Sound field and its interest in Argosy which owns interests in the Colombian properties. In February 2003, discussions regarding the possible sale of part of the Company’s U.S. properties were discontinued as a result of a significant operational problem. On January 30, 2003, the Company’s gas well that supplied fuel gas for the Breton Sound field ceased producing and production from the field was suspended. The possibility of recompleting an existing oil well into a gas zone capable of producing the necessary gas was determined to be economically unjustified. As an alternative, the Company has installed a sales meter and made other improvements to the platform and the field at an estimated cost of $1.1 million and secured a gas supply from a gas distribution company that has a gas outlet at the platform. See Note 10 of Notes to Consolidated Financial Statements and Note 5 of Notes to Condensed Consolidated Financial Statements.

In general, however, management has had little success in locating potential buyers with an interest in acquiring either of the Company’s properties. Management attributes the lack of purchasing interest to the various matters discussed below under—Liquidation and Dissolution.

Merger or Other Disposition of the Company. The Company’s only business combination transactions during the last five years have been its acquisition by merger of Garnet Resources Corp. in 1998 and the exchange in 2000 of a large portion of its interest in Argosy in settlement of the Company’s outstanding long-term debt. Both of these transactions had their genesis in management’s contacts of the nature described below. After engaging investment bankers during the mid and late 1990’s to seek suitable business combination candidates without success, management, with the board’s approval, has chosen to rely on its own efforts rather than those of investment bankers.

    Management has been and continues to be in relatively frequent contact with many operators within a loose “peer group” of small U.S. and non-U.S. companies. Management has, through direct contact and at industry gatherings in the U.S., the United Kingdom, Canada and Colombia, gained substantial insights as to the requirements and viability of potential merger candidates and purchasers. Management has been in contact during the past two years with more than 20 operators of exploration/ production properties, typically small U.S. or non-U.S. companies. Management has, through both direct contact and at industry gatherings discussed in substantial detail the requirements of potential merger partners and purchasers. During that two-year period, consistent with its prior decisions, management did not engage an investment banker believing that the expense would have been prohibitive. Moreover, the Company did not establish any data room because our properties in Colombia and Breton Sound are subject to annual detailed review by reputable outside, independent engineering consultants, the results of which are disclosed in the Company’s annual reports. The Company has not provided non-public information to other entities except in cases involving farm-out or other drilling arrangement discussions. While in several cases discussions were reasonably detailed (especially in connection with farm-out discussions), the Company did not, in its discussions, ever reach a “negotiations” or “terms” stage, due in large part to the age and location of our oil properties. The Company has not, during the period, received any firm offers or entered into any letter of intent or memorandum of understanding with any other entity relating to a business combination or sale of a major part of the Company’s assets.

As result of its contacts within the Company’s industry and with those customarily providing financing to that industry, management and the board have concluded that, given the age, location and size of the Company’s oil and gas properties, there is very little interest from third parties in pursuing merger or acquisition discussions.

Liquidation and Dissolution.    The Company’s principal properties are its interest in the Breton Sound field off the coast of Louisiana and its limited partnership interest in Argosy Energy International, which owns interests in Colombian oil and gas properties.

Breton Sound.    The standardized measure of the discounted net future cash flows applicable to the Company’s interest in the proved oil and gas reserves at Breton Sound was, at December 31, 2002, ($167,000). The measure is negative because of the inclusion of future development costs, principally accrued abandonment costs, of $908,000. See the Supplementary Information Related to Oil and Gas Producing Activities included in the Notes to Consolidated Financial Statements. This determination antedated the cessation of production of the gas well that supplied fuel gas for the Breton Sound field resulting in suspension of production from Breton Sound. See the discussion of the restoration of production at the Breton Sound field under “—Background.”

The Breton Sound field was discovered in 1969 and currently, when on production, produces about 2,000 barrels per day of salt water in addition to about 200 barrels of oil. Disposal of these volumes of salt water is forbidden by Louisiana operating rules except through salt water disposal facilities. This and other potential environmental factors, plus the eventuality of abandoning wells, platforms and gathering lines, have proved to be strong negatives when attempting to promote a sale of or participation in this field. For these reasons, it is the board’s judgment that, if the Company were to adopt a plan of liquidation, the Company would not be able to liquidate its Breton Sound interests on any attractive basis.

Argosy.    The standardized measure of the discounted net future cash flows applicable to the Company’s interest in the proved oil and gas reserves of Argosy was, at December 31, 2002, $4,542,000. The general partner of Argosy has suspended distributions to its limited partners, including the Company, in order to accumulate cash for the purpose of drilling an exploratory well required under the applicable contract with the national oil company of Colombia. For information regarding the results of the drilling of that exploratory well, the Inchiyaco #1, see “Background.” If the Company were to adopt a plan of liquidation, its ability to liquidate its limited partnership interest in Argosy on any reasonable basis would be adversely affected by (i) the suspension of distributions by the partnership to the limited partners, (ii) the political conditions in Colombia, including the possibility of effectively uninsurable personal and property damage inflicted by guerrillas, (iii) the substantial discounts to the standardized measure of the discounted future net cash flows from oil and gas properties that others have experienced in the sale of Colombian oil and gas properties, (iv) the inability of the limited partner to control Argosy and (v) the various obstacles imposed on the production, sale and transportation of oil and gas from Argosy’s properties by their location.

The board did not authorize an independent appraisal of the Company’s properties because in the board’s judgment the Company could not afford the fees and expenses that such an appraisal would entail. Nevertheless, as a result of the foregoing factors, the board does not believe that the Company would, on liquidation of the Company, be able to realize an amount from the sale of its properties that, after payment and discharge of its obligations, would allow the Company to make a liquidation distribution to its shareholders in excess of $0.    , the purchase price per pre-consolidated share for fractional shares resulting from the Share Consolidation.

Bankruptcy.    The board has considered, in weighing the Company’s options, that the Company is eligible (which is not an admission of insolvency) to file a petition for relief pursuant to the bankruptcy law of the United States (the “Bankruptcy Code”). For an entity such as the Company, the Bankruptcy Code offers two basic forms of relief: reorganization and liquidation. In a reorganization, which would be conducted pursuant to Chapter 11 of the Bankruptcy Code, the Company could be financially restructured and could emerge as a reorganized entity. Alternatively, the Company could be liquidated, either through Chapter 11 or Chapter 7 of the Bankruptcy Code.

Chapter 11 offers an eligible debtor certain advantages, including: (i) the automatic stay that precludes creditors from taking actions to collect claims against the Company; (ii) the ability to reject unfavorable leases and executory contracts, to sell assets on a “free and clear” basis, and to borrow money with special protections for the lender; (iii) the ability to “avoid” (or nullify) and to recover transfers of property and payments of funds that are preferential as to certain creditors or actually or constructively fraudulent as to all creditors and (iv), most importantly, the ability to adjust and modify existing debts and equity interests pursuant to a court-approved plan of reorganization.

The board has concluded that Chapter 11, at least at present, would not solve the financial problems of the Company. With the exception of current accounts payable, the Company has no substantial indebtedness that could be the subject of adjustment under Chapter 11. Moreover, application of the avoiding powers available to a Chapter 11 debtor would not provide any material benefit to the Company. Most significantly, Chapter 11 would not address the fundamental problem of the lack of productivity of the Company’s assets.

The corporation could be liquidated pursuant to Chapter 11, in which case the Company would remain in possession of its assets and its management would generally control the liquidation process. Alternatively, the Company could be liquidated through Chapter 7, in which case a trustee would be appointed to displace the board and management and to take possession of and to liquidate the assets of the Company and to pay the proceeds to creditors, so far as they may go, according to the creditors’ respective entitlements and priorities. Liquidation of the Company’s assets in bankruptcy would be subject to the same vicissitudes described above as if the Company adopted a plan of liquidation and dissolution.

As a consequence of the foregoing, the board concluded that bankruptcy, either through Chapter 11 or Chapter 7, is not a suitable course of action for the Company and would not allow the Company to make a liquidation distribution to its shareholders in excess of the purchase price per pre-consolidated share for fractional shares resulting from the Share Consolidation.

Others.    Once having determined that it is necessary to terminate the Company’s Exchange Act reporting obligations, the board of directors reviewed an odd-lot tender offer as a means other than a share consolidation of effecting that result. The board determined, however, that a share consolidation would be a surer and more cost-effective method of taking the Company private.

The board concluded that a distribution-in-kind of assets to the shareholders as an alternative to liquidation was essentially unworkable because of the nature of the Company’s assets. The board noted that management evinced no interest in proposing a management buy-out transaction.

Future Operations.    It is the current intention of the board, if the shareholders approve the Charter Amendment, to continue to operate the Company consistent with past practice except for the reduction in administrative expenses occasioned by the termination of the Company’s Exchange Act reporting obligations. Neither the board nor the executive officers of the Company have any current intention to liquidate and dissolve the Company, to file a petition in bankruptcy, to distribute any of its assets to the shareholders or, except in connection with the Share Consolidation, to purchase any of the Company’s outstanding common stock. While both the board and management would entertain a proposal to merge or consolidate the Company, or to enter into a share exchange, with another company or to sell all or substantially all its assets to another company, we have no such current proposal and neither the board nor management is aware of any prospects for such a proposal. While the board and management would also entertain a proposal to sell a principal asset of the Company, we have no such proposal. Management is continually seeking opportunities to sell or combine assets to enhance liquidity or to achieve operating efficiencies. The only such opportunity currently being explored is the possible sale of an interest in the Company’s salt water disposal well at Breton Sound.

Procedural Considerations.    In considering the approval of a transaction such as the proposed Share Consolidation, various procedural safeguards are available to a board of directors to guard against bias of the directors. These include obtaining a fairness opinion from an independent investment banker, forming a special committee of unaffiliated directors to review and approve the transaction, obtaining an independent appraisal of the Company’s assets and conditioning approval of the proposed transaction on the affirmative vote of a majority of the outstanding shares of common stock held by nonaffiliates. For the reasons described below, the board availed itself only of the last of these procedural safeguards. The board was, nonetheless, able to conclude that the market prices for the Company’s common stock in the OTCBB provided a fair and credible measure of value for our common stock and, consequently, the Company.

Fairness Opinion.    The board did not retain an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the Charter Amendment and the Share Consolidation to the Company or its shareholders. Although management did not solicit bids with respect to such an engagement from any investment banker, management estimated, based on its experience and that of its counsel, that the cost of obtaining a fairness report or opinion would likely exceed $50,000. That amount would represent a very large percentage of the total anticipated purchase price for all fractional interests resulting from the Share Consolidation. The board determined that it could not justify that expense in light of

•    the financial condition of the Company;

•    the board’s belief, given the knowledge and experience of the Company’s management and directors in the areas of the Company’s business, that the incremental value of such a fairness opinion to the deliberations of the board would be minimal; and

•    the comfort of the board that the establishment of the purchase price for fractional shares in the Share Consolidation based on an average of the closing sales price of the Company’s shares on the market for the 20 trading days preceding the record date for the special meeting provided a fair and credible price to our shareholders.

Based on the foregoing considerations, the board concluded that the expense of obtaining a fairness opinion was unwarranted.

Special Committee.    The board did not establish a special committee of independent directors for the purposes of reviewing the terms of the Share Consolidation, negotiating those terms and approving the transaction on behalf of the board.

Our board consists of only two directors. Ronald Suttill is the president and chief executive officer and holds 8.32% of our common stock. Robert J. Cresci is a non-employee director who owns less than 1% of our common stock. Both directors are affiliates of the Company, if for no other reason, because of their responsibilities as directors. Although management was and is not convinced that Mr. Suttill’s employment by the Company and his stock ownership prevent him from being considered to be independent for this purpose, management affirmatively believes that Mr. Cresci would so qualify. Mr. Cresci was, however, reluctant to undertake by himself the task of performing the responsibilities of a special committee. Moreover, the board was reluctant to commit the Company’s funds that would be required to discharge the fees and expenses of independent counsel customarily engaged by special committees of directors to guide them in the discharge of their duties.

For similar reasons, the board did not establish an independent representative for the shareholders of the Company in determining the terms of the Share Consolidation. Mr. Cresci was reluctant to undertake that role. To engage an independent professional was viewed by the board as likely to be too expensive to justify the marginal benefit that the shareholders might realize. Finally, the board did not believe that Mr. Suttill’s employment with the Company and his stock ownership position created a bias at the board level that would prevent the board from ensuring that the Charter Amendment and the Share Consolidation would be procedurally and substantively fair to our shareholders.

Independent Appraisal.    The board did not retain an independent appraiser to appraise the value of the Company’s oil and gas properties. It was the board’s judgment that any such appraisal would have to be conducted by two different appraisers given the substantial disparity in the economic conditions surrounding the Company’s properties in Colombia as compared with those in the United States. The principal reason that the board did not authorize such an appraisal was that, in the board’s judgment, the Company could not afford the fees and expenses that such an appraisal would entail. While management did not solicit bids with respect to such an engagement, management’s estimation, based on experience, of the expense of such an undertaking exceeded $100,000, an amount representing a large percentage of the total anticipated purchase price for all fractional shares resulting from the Share Consolidation. In the board’s final analysis, an appraisal would not provide the board with a justifiable amount of information not otherwise available from the Company’s reserve engineers. The board believed that an appraiser would be required to make the same judgments that a reserve engineer would be required to make in computing a measure of the discounted future net cash flows from the properties, such as the levels of commodity prices over the remaining lives of the properties, the estimated cost to produce the properties and the interest (discount) rates over the lives of the properties, and that, moreover, the appraiser would of necessity rely on the reserve engineer’s estimation of the reserves in place in the properties. As a result of these judgments, the board concluded that the expense of obtaining an independent appraisal of the Company’s oil and gas properties was unwarranted.

Approval by Unaffiliated Shareholders.    A review of the largest holders of our securities reveals that the largest holders are

•    Ramat Securities, Inc. (holding 22.67% of the outstanding);

•    Ronald Suttill (holding 6.00% of the outstanding, excluding warrants and stock options);

•    Lehman Brothers, Inc. (holding 6.33% of the outstanding); and

•    Yale University (holding 5.44% of the outstanding).

To the knowledge of management, these are the only shareholders holding 5% or more of our stock. It is clear that Mr. Suttill, being the chief executive officer and a director of the Company, is an affiliate of the Company. While it is also clear that Ramat Securities, Inc. could, if it wished to do so, influence the management and policies of the Company, it has never attempted to do so. Moreover, it did not initiate or motivate the development of the transactions inherent in the Charter Amendment and the Share Consolidation. Other than with respect to the relative sizes of their holdings of our stock, both Lehman Brothers, Inc. and Yale University may be similarly characterized regarding their relationship to the Company. Thus, of our largest shareholders, only Mr. Suttill has actually exerted a controlling influence over the management and policies of the Company.

Under the Charter Amendment and the Share Consolidation, the only difference in the effect of the transaction on individual shareholders is determined by the sizes of their holdings of our stock. There are no contracts, agreements or understandings under which one or more shareholders will be compensated or receive some benefit not accorded to every other shareholder with a similar share holding. The only shareholders who may be deemed to have an interest in the transaction different from the other shareholders are the two officers of the Company, Ronald Suttill, the President and Chief Executive Officer, and James L. Busby, Secretary,

Treasurer and Chief Financial Officer, whose employment with the Company will continue after effectuation of the Share Consolidation. See “—Interests of Management in the Transaction.”

Given the foregoing considerations, the board anticipates that all the shareholders of the Company, with the possible exceptions of Messrs. Suttill and Busby, would vote for or against the Charter Amendment solely in accordance with their interests as shareholders of the Company, uninfluenced by any other financial relationship with the Company. Notwithstanding that anticipation, the board elected to require for approval of the Charter Amendment, in addition to the vote of shareholders otherwise necessitated by law, the affirmative vote of a majority of a putative class of shareholders consisting of all shareholders other than those affiliated with the Company, namely Messrs. Suttill, Cresci and Busby.

Interests of Affiliates and Management in the Transaction

Ronald Suttill is the President, Chief Executive Officer and a director of the Company. Robert J. Cresci is a director of the Company. James L. Busby is Chief Financial Officer, Secretary and Treasurer of the Company. In those capacities, these individuals constitute all the senior management of the Company. By virtue of those capacities, they may also be deemed to be affiliates of the Company. Following implementation of the Share Consolidation, Messrs. Suttill and Cresci currently intend to remain as directors of the Company. In addition, Messrs. Suttill and Busby currently intend to remain as officers of the Company.

During the year ended December 31, 2002, Mr. Suttill’s aggregate annual and long-term compensation from the Company was $159,000, of which $150,000 was salary and the remainder represented matching contributions made under the Aviva Petroleum Inc. 401(k) Retirement Plan (the “401(k) Plan”). During the same period, Mr. Busby’s aggregate annual salary and bonus from the Company was less than $100,000. Messrs. Suttill and Busby are currently being compensated at the same rates as in the prior year. Each of them has, however, effective April 1, 2003 and for a period of six months thereafter, elected to accept one-third of their current monthly salary in the form of promissory notes from the Company in an effort to conserve the Company’s cash. The maximum amount of the notes for the six-month period will be $16,583 for Mr. Busby and $25,000 for Mr. Suttill. The notes are due on December 31, 2003 and are subject to an interest rate of 10% per annum or the maximum legal rate, whichever is less. Each note is secured by a 1% overriding royalty interest in the Company’s existing Breton Sound producing properties. If the notes are not repaid by January 30, 2004, the overriding royalty interest will begin and continue until all amounts under the notes are repaid.

Additionally, in December of 2002 Mr. Suttill made a loan to the Company in the amount of $50,000 at an interest rate of 10% per annum or the maximum legal rate, whichever is less. The loan was originally to be repaid to Mr. Suttill on May 31, 2003. Mr. Suttill has extended the loan until December 31, 2003. In connection with this loan, Mr. Suttill received a warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.07 per share. This warrant expires on December 12, 2004.

Mr. Cresci is paid $10,000 per annum as compensation for his services as a director. To the extent that he is required to travel for that purpose, the Company reimburses his travel expenses.

The following table sets forth the ownership of our shares by Messrs. Suttill, Cresci and Busby, both before and after the Share Consolidation, and the amount of cash each is expected to receive as payment for his fractional shares:

Name	Shares Owned Before Share Consolidation(1)	Shares Owned After Share Consolidation	Cash in Lieu of Fractional Shares
Ronald Suttill	4,070,106	814	$
Robert J. Cresci	242,500	48	$
James L. Busby	1,306,085	261	$

(1)	Includes shares of common stock subject to outstanding warrants and stock options that are exercisable within 60 days of June 30, 2003.

The following table sets forth the effects of the Charter Amendment, including the Share Consolidation, on the indirect interests (represented by their ownership of our common stock assuming exercise of all stock options and warrants held by them) of Messrs. Suttill, Cresci and Busby in the Company’s net earnings and net book value at December 31, 2002 and for the year then ended and at March 31, 2003 and for the quarter then ended:

	December 31, 2002*			March 31, 2003*
Name and Interest	Before	After	Change	Before	After	Change
Ronald Suttill	4,070,106	814	N/A	4,070,106	814	N/A
Net earnings (loss)	$(83,604)	$(87,344)	4%	$(3,161)	$(3,303)	4%
Net book value	$78,862	$82,390	4%	$75,701	$79,087	4%

Robert Cresci	237,500	47	N/A	237,500	47	N/A
Net earnings (loss)	$(4,878)	$(5,043)	3%	$(184)	$(191)	3%
Net book value	$4,602	$4,757	3%	$4,417	$4,566	3%

James L. Busby	1,306,085	261	N/A	1,306,085	261	N/A
Net earnings (loss)	$(26,828)	$(28,006)	4%	$(1,014)	$(1,059)	4%
Net book value	$25,307	$26,417	4%	$24,292	$25,359	4%

*	All amounts shown are exclusive of the Company’s estimated expenses incurred with respect to implementation of the Charter Amendment, including the Share Consolidation.

If the Company’s estimated out-of-pocket expenses to implement the Charter Amendment ($            ) are included, Messrs. Suttill, Cresci and Busby would experience, on a pro forma basis, decreases in their indirect interests in the Company’s net book value at March 31, 2003 of $             (    %), $             (    %), and $             (    %), respectively, and increases in the Company’s net loss for the quarter then ended of $             (    %), $             (    %), and $             (    %), respectively.

The following table sets forth the prior stock purchases of the Company’s common stock by affiliates and management since January 1, 2001.

Name of Purchaser	Amount of Common Stock Purchased	Price Paid $	Date of Purchase	Calendar Quarter(1)
Ronald Suttill	500,000	0.05	May 16, 2001	2nd 2001
	10,000	0.10	June 1, 2001	2nd 2001
	100,000	0.07	February 1, 2002	1st 2002
	2,500	0.11	July 12, 2002	3rd 2002
	10,000	0.08	July 12, 2002	3rd 2002
	1,000	0.09	July 18, 2002	3rd 2002
	10,000	0.07	September 13, 2002	3rd 2002
James Busby	100,000	0.05	May 16, 2001	2nd 2001

(1)	Mr. Suttill’s weighted average purchase prices were $.05, $.07 and $.08 per share for the quarters ended June 30, 2001, March 31, 2002 and September 30, 2002, respectively. Mr. Busby’s weighted average purchase price for the quarter ended June 30, 2001 was $.05 per share.

None of our executive officers or directors was convicted in a criminal proceeding during the past five years. In addition, none of our executive officers or directors was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of our executive officers and directors are citizens of the United States of America.

Structure of Share Consolidation

We propose to consolidate the shares of our outstanding common stock on the basis of 5,000 shares of currently outstanding shares to one new share. The result of the Share Consolidation for each group of shareholders, determined by size of holdings, is as follows:

•	Registered Shareholders With Fewer Than 5,000 Shares.

If you are a registered shareholder (meaning you own shares in your own name) of fewer than 5,000 shares on the effective date of the Share Consolidation, you will receive a cash payment instead of a fractional share of new stock. After the Share Consolidation, you will have no further interest in our stock. You will not have to pay any service charges or brokerage commissions in connection with the Share Consolidation or your cash payment.

•	Registered Holder With 5,000 or More Shares.

If you are a registered holder of 5,000 or more shares as of the effective date of the Share Consolidation, we will convert your shares into 1/5,000 of the number of shares you held immediately prior to the Share Consolidation, with a cash payment for any shares that would otherwise result in fractional new shares. For example, if you are a registered holder of 15,500 shares of common stock immediately prior to the date of the Share Consolidation, your shares will be converted to three shares of new common stock and you will receive a cash payment for 500 shares equal to $            .

•	Beneficial Owners of Shares.

Nominees (such as a bank or broker) may have procedures applicable to share consolidations that they require be utilized. If you hold stock in street name, you should contact your nominee to determine how you will be affected by the Share Consolidation. See “Exchange of Stock Certificates and Payment for Fractional Shares.”

Exchange of Stock Certificates and Payment for Fractional Shares

At the time of filing of the Charter Amendment with the Secretary of State of Texas (the effective date of the Charter Amendment), we will close our stock transfer books for the purpose of establishing a record of our shareholders as of the effective date. Each shareholder of record will then be entitled to receive a new certificate evidencing one share of our common stock for every 5,000 pre-consolidation shares owned of record by that shareholder. In addition, each such shareholder will be entitled to receive cash in the amount of $0.     per pre-consolidation share evidenced by any fractional share to which such shareholder would otherwise be entitled. At that time, each registered shareholder who holds fewer than 5,000 shares immediately prior to the Share Consolidation will cease to have any rights with respect to his or her shares and will only have the right to receive the cash payment in lieu of the fractional share to which he or she would otherwise be entitled.

We will effect the exchange of certificates evidencing pre-consolidation shares for certificates evidencing post-consolidation shares. As soon as reasonably practicable after the effective date of the Charter Amendment, we will send to each registered holder a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your stock certificate evidencing pre-consolidation shares. Please complete and sign the letter of transmittal and return it with your stock certificate(s) to us so that you can receive new certificates or the cash payment for your shares or both. No service charges will be payable by shareholders in connection with the exchange of certificates or the issuance of new stock or cash payments. We will bear these expenses. Until your stock certificates are surrendered to us, you will not receive any payment for the fractional shares to which you are entitled. Stock certificates evidencing pre-consolidation shares that are subsequently presented for transfer to a third party will not be transferred on the Company’s stock transfer books until the certificates representing the shares have been exchanged for the cash payment or new stock certificates. PLEASE DO NOT RETURN YOUR STOCK CERTIFICATE WITH THE ENCLOSED PROXY.

The above procedures are not applicable to the shares registered in the name of the Depository Trust Company (“DTC”) but beneficially owned by and through the brokerage community. The transfer agent for our common stock has advised us as follows:

DTC, which represents all share positions held through the brokerage community (in our case this constitutes about     % of the outstanding shares), will, prior to the effective date of the Charter Amendment, notify those brokers and other participants of the effective date and instruct them to withdraw their positions in DTC into certificated form. The participants will thereby become registered holders of our common stock. Upon receipt of a letter of transmittal, the broker or other participant will either submit the letter of transmittal and its certificate on behalf of the beneficial owners or transfer the shares to each beneficial owner with instructions to submit a letter of transmittal and that owner’s certificate to the Company or its transfer agent. The Company or its transfer agent will, depending on which procedure the broker or other participant elects to utilize, either deliver new stock certificates and the appropriate funds for fractional shares to the broker or other participant or to the beneficial owner. Shareholders should incur no costs or fees in this process other than the price of postage to deliver their letters of transmittal and stock certificates to the Company or its transfer agent.

Following the effective date of the Charter Amendment, there will no longer be any public market for the Company’s shares. Accordingly, it may be in the best interests of the beneficial owners to become registered owners of our shares. Upon request by a beneficial owner, together with appropriate evidence of share ownership, the Company will issue a physical certificate for the shares owned by the beneficial owner against cancellation of the beneficial owner’s nominee ownership.

Shareholders whose shares are eliminated and whose addresses are unknown to us, or who do not return their stock certificates and request payment, generally have a certain number of years from the date of the share consolidation to claim their cash payment. If no claim is made within this period, state law generally provides that these payments are deemed abandoned and forfeit to the state. The state law of the state of the last known residence of the shareholder, as shown on company records, usually governs. In Texas, this holding period is three years, but the number of years may vary from state to state.

The Company will make efforts to locate missing shareholders by checking addresses with internal resources such as phone books and publicly available resources on the internet. Any unclaimed funds payable to the shareholders who cannot be located by the Company will be tendered to the State of Texas pursuant to the applicable escheat laws.

The Impact of the Share Consolidation on the Shareholders

Rights, Preferences and Limitations.    There are no material differences between the respective rights, preferences or limitations of our existing (pre-consolidation) shares and the shares to be issued in connection with the Share Consolidation. Those shareholders who hold more than 5,000 pre-consolidation shares will receive an increase in the percentage of the Company’s shares that they own following the Share Consolidation. This percentage increase will approximate the percentage of the outstanding shares of the Company owned by those shareholders holding less than 5,000 pre-consolidation shares who will be cashed out (being approximately     % of the outstanding), together with the fractional shares otherwise issuable to the shareholders who hold more than 5,000 pre-consolidation shares. This percentage increase will apply equally to affiliated and unaffiliated shareholders.

The percentage increase described in the preceding paragraph will be reduced, for any shareholder whose holdings are not in even multiples of 5,000 shares, by a slight decrease in his or her ownership percentage after the Share Consolidation. This decrease will result from the purchase of the fractional shares otherwise issuable to that shareholder. The maximum number of pre-consolidation shares held by a shareholder that could be affected would be 4,999.

The following is an example of the interaction of the factors described above: Assume a shareholder owns 1,002,500 pre-consolidation shares representing 2.138% of the currently outstanding shares. As a result of the Share Consolidation, that shareholder would receive 200 new (post-consolidation) shares and a cash payment of $             in lieu of the fractional shares representing 2,500 pre-consolidation shares. The post-consolidation shares would represent approximately     % of the then outstanding shares. The difference between the shareholder’s pre and post-consolidation percentages represents the net of an estimated increase of      % resulting from the purchases of all fractional shares and a decrease of     % resulting from the purchase of that shareholder’s own fractional shares. (These percentages are only estimates, because share holdings of shareholders may change prior to the Share Consolidation as a result of trading in our shares.)

We have no current plans to issue additional shares of stock, but we reserve the right to do so at any time and from time to time at prices and on terms that the board determines to be in the best interests of the Company and its shareholders. Persons who continue as shareholders following implementation of the Share Consolidation will not have any preemptive or other preferential rights to purchase any of the Company’s stock that may be issued in the future.

Conduct of the Company’s Business.    We expect our business and operations to continue as they are currently being conducted, and the Share Consolidation is not anticipated to have any effect upon our business. After the Share Consolidation, Mr. Suttill will remain as the Company’s president and chief executive officer, and he and Mr. Cresci currently intend to continue to serve on the board as directors. Other than going private as described in this proxy statement, we have no current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business.

Financial Effect.     As of March 31, 2003, our working capital was $741,000 and cash and cash equivalents were $1,174,000 (including restricted cash of $680,000 held by Argosy to fund drilling expenses relating to the Inchiyaco #1 well). The aggregate cash payment for fractional shares is estimated to be $            . In order to estimate the cash payment for the fractional shares, we obtained a record list of shareholders and also a non-objecting beneficial owner, or NOBO, list from our transfer agent. Based on those lists, we determined the number of shareholders who own fewer than 5,000 shares as well as those shareholders who hold more than 5,000 shares of stock but not in even multiples of 5,000. Using this information, we estimated the total number of shares that would be cashed out in the Share Consolidation (approximately 3.3 million) and multiplied this figure by $0.    , the fractional share purchase price. The only consideration to be paid will be the cash payments for shares that would otherwise be converted into fractional shares. We estimate that other expenses of the going private transaction will be: fees and expenses of legal counsel—$125,000; fees and expenses of accountants—$5,000; printing and postage—$15,000; and miscellaneous—$5,000. We expect to use cash flow from operations as the source of funds for all transactional expenditures related to the Share Consolidation.

Effect on Market for Shares.    If the Share Consolidation is completed, we will have approximately 9,000 shares outstanding and believe that approximately          registered shareholders will remain (based on our most recent shareholder records).

If the board terminates registration of our stock under the Exchange Act, which is its intention, there will be no public market for the new common stock. Please see also the information contained above in the subsection captioned “Purpose and Reasons for the Share Consolidation.”

Securities Laws Relating to the New Shares.    The new shares to be exchanged pursuant to the Share Consolidation are expected to be freely transferable under the Securities Act by those shareholders not considered “affiliates” of the Company.

Termination of Exchange Act Registration.    After the Share Consolidation is completed, we intend to terminate the public registration of the Company’s stock with the SEC under the Exchange Act. Termination of our registration will end our obligation to file reports and proxy statements with the SEC and will substantially reduce the information we are required to furnish to our shareholders. We will then no longer be required to provide an annual report to shareholders as we are now obligated by the provisions of the Exchange Act. In addition, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16 of the Exchange Act. Upon termination of Exchange Act registration, we will, however, continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

Effect of Possible Bankruptcy Petition.    The Company has no current intention to file a petition for relief pursuant to the Bankruptcy Code. It is possible, however, that a minimum of three creditors of the Company could file a petition under Chapter 7 of the Bankruptcy Code seeking a determination that the Company is insolvent (in this case, unable to pay its debts as they become due) and an order requiring liquidation of the Company. In such circumstances, the payments could be adjudged by the bankruptcy court to be preferences (if the petition were to be filed within 90 days following payment by the Company for fractional shares resulting from the Share Consolidation) or to be fraudulent transfers (if the petition were to be filed within a year following such payments) and thus recoverable by the trustee in bankruptcy. As a practical matter, however, a trustee in bankruptcy would be unlikely to pursue a preference or fraudulent transfer claim given that the expenses associated with efforts to recover the payments would likely exceed the small amount of each such payment (a maximum of $                 in the case of 4,999 pre-consolidation shares).

Material Federal Income Tax Consequences of the Share Consolidation

The material federal income tax consequences to the Company and shareholders resulting from the Share Consolidation are discussed below. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. Our analysis is not binding on the IRS and we cannot guarantee that the IRS or the courts will not adopt a position that is contrary to the statements contained in this proxy statement. This disclosure does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances, and many shareholders may be subject to special tax rules. In addition, this proxy does not discuss any state, local, foreign or other tax considerations. We urge you to consult your tax advisor as to your particular federal, state, local, foreign and other tax consequences in light of your specific circumstances.

Our analysis also assumes that you are one of the following: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (iii) an estate the income of which is subject to U.S. federal income taxation, regardless of its sources; (iv) a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (v) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation. Our conclusions also assume that you have held and will continue to hold your shares as capital assets for investment purposes under the tax code.

We believe that the Share Consolidation will be treated as a tax-free “recapitalization” for federal income tax purposes. Accordingly, the Share Consolidation will result in no material federal income tax consequences to the Company. If you continue to hold new shares after the Share Consolidation, we believe that you will not recognize any gain or loss as a result of the Share Consolidation except in respect of cash received in lieu of fractional new shares, and you will have the same adjusted tax basis and holding period in your new stock as you had in your stock immediately prior to the Share Consolidation, as adjusted to reflect the redemption of fractional shares.

Your receipt of a cash payment in lieu of a fractional new share pursuant to the Share Consolidation will be a taxable transaction for federal income tax purposes. The Company believes that it has no current or accumulated earnings and profits. Accordingly, a shareholder who receives cash in lieu of a fractional new share will recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares allocable to the fractional new share interest for which he or she received cash. If the shares of your stock were held as a capital asset on the date of the share consolidation, then your gain or loss will be a capital gain or loss. This capital gain or loss will be a long-term capital gain or loss if your holding period for the shares is longer than one year.

Payments in respect of fractional new shares will be subject to applicable U.S. federal tax withholding. Materials furnished to the shareholders in connection with the Share Consolidation will contain forms pursuant to which any applicable exemptions from withholding may be claimed.

Appraisal Rights

There are no appraisal rights for any shareholder who dissents from approval of the Share Consolidation proposal under our governing documents or under applicable Texas law.

Recommendation of the Board

Our board recommends that you vote FOR the Share Consolidation proposal. Proxies will be voted for the Share Consolidation unless you specify otherwise in your proxy.

Where You Can Find More Information

The Share Consolidation is structured to be a “going private” transaction as defined in Rule 13e-3 under the Exchange Act because it is intended to, and, if completed, will likely terminate our reporting requirements under the Exchange Act. In connection with the Share Consolidation proposal, we have filed with the SEC a Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act.

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

If you have questions about the amendment or would like additional copies of this proxy statement, please contact James L. Busby at Aviva Petroleum Inc., 8235 Douglas Avenue, Suite 400, Dallas, Texas 75225, telephone: (214) 691-3464.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as to each person who, to the knowledge of the Company, is the beneficial owner of more than five percent of the outstanding common stock of the Company. Unless otherwise noted, the information is furnished as of June 30, 2003.

Name and Address of Beneficial Owner or Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
		Before the Share Consolidation		After the Share Consolidation
Ramat Securities Ltd.(3) Chagrin Plaza East 23811 Chagrin Blvd., Suite 200 Beachwood, Ohio 44122	10,632,470	22.67%		23.73%

Ronald Suttill(4,5) 8235 Douglas Avenue, Suite 400 Dallas, Texas 75225	4,070,106	8.32	%(6)	8.69%

Lehman Brothers, Inc.(7) 745 Seventh Avenue New York, New York 10019	2,968,576	6.33%		6.62%

Yale University(8) 230 Prospect Street New Haven, Connecticut 06511	2,551,886	5.44%		5.69%

(1)  Except as set forth below, to the knowledge of the Company, each beneficial owner has sole voting and sole investment power.

(2)  Except as set forth below, based on 46,900,132 shares of the Common Stock issued and outstanding on June 30, 2003.

(3)  Information regarding Ramat Securities Ltd. ("Ramat") is based on a Schedule 13D/A filed on May 17, 2001, as a joint filing for Ramat, David Zlatin, Howard Amster, Amster Trading Company Charitable Remainder Unitrusts ("Amster Unitrusts"), and Amster Trading Company. Ramat owns 6,577,370 shares (14.02% of the outstanding) and has shared voting and dispositive power as to those shares. Through his ownership in Ramat, David Zlatin beneficially owns an aggregate of 6,577,370 shares and has shared voting and dispositive power over those shares. The Amster Unitrusts own 4,055,100 shares (8.65% of the outstanding) and have shared voting and dispositive power as to those shares. Howard Amster is the trustee of the Amster Unitrusts. Howard Amster beneficially owns an aggregate of 6,577,370 shares and has shared voting and dispositive power as to 4,055,100 shares. The Amster Unitrusts have been funded 100% by Amster Trading Company. Howard Amster is the 100% owner of Amster Trading Company. Because Amster Trading Company has the right to change the trustee of the trusts, it can be deemed to have the right to shared voting and dispositive power as to the 4,055,100 shares owned by the Amster Unitrusts. Amster Trading Company disclaims beneficial ownership of the securities owned by the Amster Unitrusts.

(4)  Included are warrants for 1,000,000 shares and options for 256,667 shares exercisable on or within 60 days of June 30, 2003.

(5)  Includes the entire ownership of AMG Limited, a limited liability company of which Mr. Suttill is a member, as of June 30, 2003, of 935,550 shares of Common Stock.

(6)  Treated as outstanding for purposes of computing the percentage ownership of Mr. Suttill are 1,000,000 shares pursuant to outstanding warrants and 996,500 shares issuable to all participants upon exercise of vested stock options granted pursuant to the Company’s stock option plans.

(7)  Information regarding Lehman Brothers Inc. is based on a Schedule 13G dated February 14, 2003 filed by Lehman Brothers Inc. with the SEC.

(8)  Information regarding Yale University is based on a Schedule 13G dated March 11, 1994 filed by Yale University with the SEC.

Security Ownership of Management

The following table sets forth certain information as of June 30, 2003, concerning the common stock of the Company owned beneficially by each director and executive officer of the Company, and by directors and executive officers of the Company as a group. Unless otherwise stated below, the business address and telephone number of each individual listed below is c/o Aviva Petroleum Inc., 8235 Douglas Avenue, Suite 400, Dallas, Texas 75225, (214) 691-3464:

Name and Address of Beneficial Owner or Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Ronald Suttill President, Chief Executive Officer and Director	4,070,106	(3,4)	8.32%
James L. Busby Secretary, Treasurer and Chief Financial Officer	1,306,085	(5)	2.67%
Robert J. Cresci Director Pecks Management Partners Ltd. One Rockefeller Plaza New York, New York 10020	242,500	(6)	(7)
All directors and executive officers as a group (3 persons)	5,613,691	(8)	11.49%

(1)  Except as noted below, each beneficial owner has sole voting power and sole investment power.

(2)  Based on 46,900,132 shares of Common Stock issued and outstanding on June 30, 2003. Treated as outstanding for purposes of computing the percentage ownership of each director, each officer and all directors and executive officers as a group are 996,500 shares issuable upon exercise of vested stock options granted pursuant to the Company’s stock option plans and 1,000,000 shares represented by warrants issued to Ronald Suttill.

(3)  Included are warrants for 1,000,000 shares and options for 256,667 shares exercisable on or within 60 days of June 30, 2003 (does not include outstanding options for 33,333 shares that are not exercisable within this period).

(4)  Includes the entire ownership of AMG Limited, a limited liability company of which Mr. Suttill is a member, as of June 30, 2003, of 935,550 shares of Common Stock.

(5)  Included are options for 193,333 shares exercisable on or within 60 days of June 30, 2003 (does not include outstanding options for 16,667 shares that are not exercisable within this period).

(6)  Included are options for 42,500 shares exercisable on or within 60 days of June 30, 2003 (does not include outstanding options for 2,500 shares that are not exercisable within this period).

(7)  Less than 1% of the outstanding                                 .

(8)  Included are 935,550 shares beneficially owned through AMG Limited, warrants for 1,000,000 shares and options for 487,500 shares exercisable on or within 60 days of June 30, 2003.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires officers, directors and holders of more than 10% of the Common Stock (collectively, “Reporting Persons” to file reports of ownership and changes in ownership of the Common Stock with the SEC within certain time periods and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company by such Reporting Persons or on the written representations of such Reporting Persons, the Company believes that, during the year ended December 31, 2002, all of the Reporting Persons complied with their Section 16(a) filing requirements.

Transactions between the Company and Management

See Note 5 to the Notes to Consolidated Financial Statements.

Market for Common Stock

Price Range of Depositary Shares and Common Stock

The Company’s depositary shares, each representing the beneficial ownership of five shares of our common stock, traded on the OTC Bulletin Board (the “OTCBB”) from May 13, 1999 until April 30, 2001, when the Company discontinued trading of the depositary shares. On May 16, 2001, our common stock began trading on the OTCBB under the symbol “AVVP”.

The following table sets forth, for the periods indicated, the high and low closing sales prices for the depositary shares and our common stock on the OTCBB for each calendar quarter (or portion thereof) indicated:

	2001				2002				2003
	High		Low		High		Low		High			Low
OTC Bulletin Board:

Common Stock
First Quarter	$	n/a	$	n/a		$0.11		$0.05		$0.09			$0.02
Second Quarter		$0.17		$0.06		$0.10		$0.04		$0.10			$0.01
Third Quarter		$0.10		$0.05		$0.12		$0.04		$—	(1)		$—	(1)
Fourth Quarter		$0.11		$0.05		$0.10		$0.02		$—			$—

Depositary Shares (2)
First Quarter		$0.38		$0.15	$	n/a	$	n/a	$	n/a		$	n/a
Second Quarter		$0.40		$0.20	$	n/a	$	n/a	$	n/a		$	n/a
Third Quarter	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a		$	n/a
Fourth Quarter	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a		$	n/a

(1)  Represents trading through July     , 2003.

(2)  Representing five shares of common stock.

As of June 30, 2003, the Company had approximately 4,300 shareholders of record, including nominees for an undetermined number of beneficial holders.

Liquidity of the Market

During the year ended December 31, 2002, an aggregate of 2,657,000 shares of our common stock (representing approximately 5.7% of the outstanding) were traded on the OTCBB.

During the quarter ended March 31, 2003, an aggregate of 998,200 shares of our common stock (representing approximately 2.1% of the outstanding) were traded on the OTCBB. During this quarter, the average volume of shares of our common stock that were traded per trading day was 16,364. During that period of 61 trading days, however, there were 30 trading days on which no shares of our common stock were traded.

During the quarter ended June 30, 2003, an aggregate of 1,306,400 shares of our common stock (representing approximately 2.8% of the outstanding) were traded on the OTCBB. During this quarter, the average volume of shares of our common stock that were traded per trading day was 20,737. During that period of 63 trading days, however, there were 21 trading days on which no shares of our common stock were traded.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements included elsewhere herein.

Critical Accounting Policies

The Company’s significant accounting policies are included in Note 1 to the Consolidated Financial Statements. These policies, along with the underlying assumptions and judgments made by the Company’s management in their application, have a significant impact on the Company’s consolidated financial statements. The Company identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of the Company’s financial position and results of operations, and that require the most difficult subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. The Company’s most critical policies are those related to property and equipment and impairment of assets.

Results of Operations

Three Months Ended March 31, 2003 compared to Three Months Ended March 31, 2002

	United States		Colombia Oil	Total
	Oil	Gas
	(Thousands)

Oil and gas sales – 2002	$96	$11	$256	$363

Volume variance	(55)	(4)	(46)	(105)

Price variance	24	8	147	179

Other	15	3	—	18

Oil and gas sales – 2003	$80	$18	$357	$455

Colombian oil volumes were 13,000 barrels in the first quarter of 2003, a decrease of 3,000 barrels as compared to the first quarter of 2002. Such decrease resulted primarily from normal production declines.

U.S. oil volumes were 2,000 barrels in 2003, down approximately 3,000 barrels from 2002. Such decrease is due to the Company’s Breton Sound 31 field being shut-in for approximately two months during the first quarter of 2003 as a result of the loss of the Company’s gas well that supplies fuel gas for the field (see Note 5 of Notes to Condensed Consolidated Financial Statements). U.S. gas volumes were 3,000 thousand cubic feet (MCF) in 2003, down 2,000 MCF from 2002, due to the aforementioned loss of the Company’s gas well.

Colombian oil prices averaged $27.84 per barrel during the first quarter of 2003. The average price for the same period of 2002 was $16.37 per barrel. The Company’s average U.S. oil price increased to $30.08 per barrel in 2003, up from $19.17 per barrel in 2002. U.S. gas prices averaged $4.97 per MCF in 2003 compared to $2.34 per MCF in 2002.

Operating costs increased approximately 19%, or $52,000, primarily as a result of an increase in operating costs in the U.S. Such increase is mainly due to attempts to restore production of the aforementioned gas well and repairs at the Breton Sound facilities (see Note 5 of Notes to Condensed Consolidated Financial Statements).

Effective January 1, 2003, the Company recorded $158,000 to reflect the cumulative effect of the change in accounting for asset retirement obligations (see Note 4 of Notes to Condensed Consolidated Financial Statements).

Year Ended December 31, 2002 versus Year Ended December 31, 2001

	United States		Colombia
	Oil	Gas	Oil	Total
	(Thousands)
Oil and gas sales – 2001	$782	$101	$1,253	$2,136
Volume variance	(144)	(16)	(11)	(171)
Price variance	4	(20)	(78)	(94)

Oil and gas sales – 2002	$642	$65	$1,164	$1,871

Colombian oil volumes were 59,000 barrels in 2002, a decrease of 2,000 barrels from 2001. Such decrease is due to a 12,000 barrel decrease resulting from normal production declines offset partially by a 10,000 barrel increase resulting from the transfer of a 7.5% partnership interest in Argosy to Aviva from its former lender (see Note 3 of Notes to Consolidated Financial Statements).

U.S. oil volumes were 27,000 barrels in 2002, down approximately 6,000 barrels from 2001. U.S. gas volumes were 20,000 MCF in 2002, down 4,000 MCF from 2001. Such decreases resulted from weather related production interruptions and normal production declines.

Colombian oil prices averaged $19.65 per barrel during 2002. The average price for the same period of 2001 was $20.67 per barrel. The Company’s average U.S. oil price increased to $24.09 per barrel in 2002, up from $23.93 per barrel in 2001. U.S. gas prices averaged $3.25 per MCF in 2002 compared to $4.27 per MCF in 2001.

Service fees of $97,000 for administering the Colombian assets were received in 2002 compared to $473,000 in 2001. The 2002 amount covered three months at a monthly rate of $46,000. The 2001 amount covered three months at a monthly rate of $71,000 and nine months at a monthly rate of $46,000. The recorded amounts are net of Aviva Overseas’ 22.1196% (29.6196% after August 14, 2001) share of the fees. The service contract was cancelled effective March 31, 2002.

Operating costs decreased approximately 15%, or $209,000, primarily as a result of a decrease in the cost of lease fuel in the U.S. due to lower gas prices and the absence of Colombian crude oil transportation charges in 2002. Such transportation charges (approximately $1.82 per barrel in 2001) are included as a deduction to the oil sales price in 2002 pursuant to the latest oil sales agreement with Ecopetrol.

Depreciation, depletion and amortization (“DD&A”) decreased by 35%, or $111,000, primarily due to a decrease in U.S. DD&A. Such decease resulted from an increase in the U.S. reserve life resulting from higher oil prices.

A provision of $592,000 was recorded in 2002 for abandonment and impairment of the U.S. properties (see Note 10 of Notes to Consolidated Financial Statements). No similar accrual was recorded in 2001.

Interest and other income decreased $60,000 from 2001 mainly due to a gain on settlement of a disputed payable of $99,000 in 2001. There was no similar gain during 2002.

Income taxes decreased $45,000 primarily as a result of the expiration of $41,000 in deferred Colombian remittance tax that is no longer payable.

Year Ended December 31, 2001 versus Year Ended December 31, 2000

	United States		Colombia
	Oil	Gas	Oil	Total
	(Thousands)
Oil and gas sales – 2000	$1,428	$100	$4,268	$5,796
Volume variance	(482)	(28)	(2,584)	(3,094)
Price variance	(164)	29	(431)	(566)

Oil and gas sales – 2001	$782	$101	$1,253	$2,136

Colombian oil volumes were 61,000 barrels in 2001, a decrease of 96,000 barrels from 2000. Such decrease is due to an 84,000 barrel decrease resulting from the transfer of partnership interests to the Company’s former lender on June 8, 2000 and a 19,000 barrel decrease resulting from production declines, partially offset by a 7,000 barrel increase due to the transfer of a 7.5% partnership interest to Aviva from the lender on August 14, 2001 (see Note 3 of Notes to Consolidated Financial Statements included elsewhere herein).

U.S. oil volumes were 33,000 barrels in 2001, down approximately 16,000 barrels from 2000. Such decrease is primarily due to the relinquishment of Main Pass 41 effective November 7, 2000. U.S. gas volumes were 24,000 MCF in 2001, down 1,000 MCF from 2000. Such decrease is due to the relinquishment of Main Pass 41 as discussed above.

Colombian oil prices averaged $20.67 per barrel during 2001. The average price for the same period in 2000 was $27.18 per barrel. The Company’s average U.S. oil price decreased to $23.93 per barrel in 2001, down from $28.94 per barrel in 2000. In 2001 prices were lower than in 2000 due to an overall decrease in world oil prices. U.S. gas prices averaged $4.27 per MCF in 2001 compared to $4.11 per MCF in 2000.

Service fees of $473,000 for administering the Colombian assets were received in 2001 compared to $387,000 in 2000. The 2001 amount covered three months at a monthly rate of $71,000 and nine months at a monthly rate of $46,000. The 2000 amount covered seven months at a monthly rate of $71,000. The recorded amounts are net of Aviva Overseas’ 22.1196% (29.6196% after August 14, 2001) share of the fees.

Operating costs decreased approximately 42%, or $1,005,000, primarily as a result of the transfer of partnership interests to the Company’s former lender.

DD&A decreased by 38%, or $195,000, primarily as a result of the transfer of partnership interests to the Company’s former lender and a decrease in the amount of oil produced.

G&A expenses decreased $151,000 or 13% primarily as a result of the reversal of over accrued public ownership costs, lower state franchise taxes, lower legal fees and lower stock-based compensation.

During 2000, in connection with the restructuring of the Company’s long-term debt, the Company realized a $3,452,000 gain on the transfer of partnership interests to the Company’s former lender and an extraordinary gain of $5,543,000, net of income taxes of $2,855,000, on the extinguishment of a portion of the debt. There were no similar gains during 2001.

Interest expense decreased $802,000 in 2001 due to the extinguishment of the Company’s long-term debt in 2000.

Income taxes were $169,000 lower in 2001 principally as a result of the net transfer of partnership interests to the Company’s former lender.

Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations which the Company adopted in the first quarter of 2003 (see note 4 to the condensed consolidated financial statements). SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which the Company adopted effective January 1, 2003. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 are to be applied in fiscal years beginning after May 15, 2002. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 did not have a material effect on the Company’s financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities which the Company adopted effective January 1, 2003. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Company’s financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and did not have a material effect on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. The adoption of SFAS No. 148 did not have a material effect on the Company’s financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation has not had a material effect on the

Company’s financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. The Company does not believe it has any interests in variable interest entities.

Liquidity and Capital Resources

Available Cash.

As indicated in note 2 to the condensed consolidated financial statements, Argosy is required by the Guayuyaco contract to drill an exploratory well by October 2003 and has since June 2002 accumulated all excess cash in Colombia from current product sales. At March 31, 2003, the Company’s restricted cash and cash equivalents in Colombia amounted to $680,000 and only $494,000 was held in the United States and was available for U.S. operations.

The Company’s only source of available cash from operating activities is its U.S. Operations. As indicated in note 6 to the condensed consolidated financial statements, the U.S. operations have suffered a net loss of approximately $278,000 for the three-month period ended March 31, 2003, and may continue to have net losses in the foreseeable future. Moreover, as described in note 5 to the condensed consolidated financial statements, the U.S. properties have experienced operational difficulties resulting in the expenditure of significant costs by the Company.

Accordingly, if distributions from Argosy do not resume and the Company is not able to generate additional cash from investing or financing activities, the Company’s liquidity will continue to deteriorate. Our U.S. cash and cash equivalent balances were $884,000 at December 31, 2002, $494,000 at March 31, 2003 and $98,000 (estimated) at June 30, 2003. These factors raise substantial doubt concerning our ability to continue operating as a going concern. Our auditors have qualified their report with respect to our Consolidated Financial Statements for the year ended December 31, 2002 by stating that there is “substantial doubt concerning the Company’s ability to continue as a going concern.” For more details, see “Independent Auditors’ Report.” If the proposed Charter Amendment, including the Share Consolidation, is implemented, general and administrative expenses are expected to be reduced by at least $100,000 per annum which should have a beneficial effect on the Company’s liquidity.

Management of the Company is continuing its efforts to raise additional capital through equity issues, issuance of debt, sales of assets and farmout of prospects. There can be no assurance, however, that such efforts will be successful.

Anticipated Expenditures.

Santana Contract.    In Colombia, the obligations under the Santana contract have been met; however, Argosy plans to recomplete certain existing wells and engage in various other projects. The first of these recompletions is scheduled during 2004, and the majority of the remaining recompletions are scheduled during 2005. The Company’s share of the estimated future costs of these activities is approximately $0.2 million at March 31, 2003.

Rio Magdalena Contract.    The contract obligations of the Rio Magdalena contract require Argosy and its co-owner to perform 40 kilometers of 2D seismic during the initial 18-month exploration phase of the contract. The Company’s current share of the estimated future costs of this phase is approximately $0.1 million at March 31, 2003. Additional expenditures will be required should Argosy decide to enter into the second phase of the contract.

Guayuyaco Contract.    As mentioned above, the obligations of the Guayuyaco contract required Argosy to drill one exploratory well during the initial 12-month exploration phase of the contract. Argosy involved industry and service company partners to reduce the cost exposure of the first exploratory well. Drilling of this well, the Inchiyaco #1, commenced on May 1, 2003 and was completed in late June 2003. Total cost to Argosy of the Inchiyaco #1 well will be over $5.2 million, compared to an original estimate of $4.2 million. Upon completion of the initial exploration phase in October 2003, Argosy may relinquish the contract or proceed to the following 18-month exploration phase, under which Argosy will be obligated to drill a second exploratory well.

Failure by Argosy to meet the obligations under the proposed Guayuyaco contract will result in the loss of the proposed contract terms. The existing Santana production and acreage will not be affected. Failure by the Company to fund its share of Argosy’s obligations, assuming Argosy funds the obligation, could result in a decrease in the Company’s ownership interest in Argosy.

Fund Sources.

The Company expects to fund its share of the cost of the recompletions on the Santana contract and the seismic commitments on the Rio Magdalena contract using existing cash in Colombia and cash provided from Colombian operations. Risks that could adversely affect funding of such activities include, among others, delays in obtaining any required environmental permits, failure to produce existing reserves as projected or a decline in the sales price of oil. Depending on the results of future exploration and development activities, substantial expenditures that have not been included in the Company’s projections may be required.

Additional Risks.

Guerrilla Activities.    During 1998, leftist Colombian guerrillas inflicted significant damage on Argosy’s oil processing and storage facilities. Since that time Argosy has been subject to lesser attacks on its pipelines and equipment resulting in only minor interruptions of oil sales. The Colombian army guards the Company’s operations; however, there can be no assurance that such operations will not be the target of additional guerrilla attacks in the future. The damages resulting from the above referenced attacks were covered by insurance. During 2001 the cost of such insurance became prohibitively high and, accordingly, Argosy has elected to no longer maintain terrorism insurance.

Foreign Exchange.    Under the terms of the contracts with Ecopetrol, a minimum of 25% of all revenues from oil sold to Ecopetrol is paid in Colombian pesos which may only be utilized in Colombia. To date, the Company has experienced no difficulty in repatriating the remaining 75% of such payments, which are payable in U.S. dollars.

Environmental Matters.    Activities of the Company with respect to the exploration, development and production of oil and natural gas are subject to stringent foreign, federal, state and local environmental laws and regulations, including the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act. Such laws and regulations have increased the cost of planning, designing, drilling, operating and abandoning wells. In most instances, the statutory and regulatory requirements relate to air and water pollution control procedures and the handling and disposal of drilling and production wastes. Although the Company believes that compliance with environmental laws and regulations will not have a material adverse effect on the Company’s future operations or earnings, risks of substantial costs and liabilities are inherent in oil and gas operations and there can be no assurance that significant costs and liabilities, including civil or criminal penalties for violations of environmental laws and regulations, will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations or claims for damages to property or persons resulting from the Company’s operations, could result in substantial costs and liabilities. For additional discussions on the applicability of environmental laws and regulations and other risks that may affect the Company’s operations, see the Company’s latest annual report on Form 10-K.

Recent Event.    On January 30, 2003, the Company’s gas well that supplies fuel gas for the Breton Sound field ceased producing and production from the field was suspended. The Company reviewed the possibility of recompleting an existing oil well into a gas zone capable of producing the necessary gas required to bring the field back onto production. This option, however, was determined to be economically unjustified. Accordingly, the Company secured a gas supply from a gas distribution company, necessitating a gas outlet at the Company’s gas platform. This required the Company to install a “buy-back” meter and make other improvements to the Company’s gas platform. These became operable on May 22, 2003. The estimated cost of refurbishing the field, including equipment and well and gathering system upgrades through June 30, 2003 (based on invoices actually received), is $1.1 million, of which $882,832 is outstanding and payable to suppliers and contractors. These payables are aged as follows: 30 days—$171,032; 60 days—$551,634; 90 days—$92,109 and 120 days—$68,057. Total oil production since May 22, 2003 is 8,710 barrels or an average of 223 barrels per day. If this average production of 200 barrels per day can be sustained, it will generate, at current prices, net monthly oil operating income of approximately $50,000 to defray the related outstanding accounts payable of $882,832. Management is working with the appropriate suppliers and contractors to achieve a mutually acceptable timetable for settlement of these accounts.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company is exposed to market risk from changes in commodity prices. The Company produces and sells crude oil and natural gas. These commodities are sold based on market prices established with the buyers. The Company does not use financial instruments to hedge commodity prices.

The Company is also exposed to foreign currency exchange rate risk as a result of its international business in Colombia. The Company does not use financial instruments to hedge foreign currency exchange rates.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See the Financial Statements of Aviva Petroleum Inc. attached hereto.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PRESENCE OF ACCOUNTANT’S REPRESENTATIVES AT THE SPECIAL MEETING

Representatives of the Company’s principal accountants are expected to be present at the special meeting. The accountant’s representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

FINANCIAL AND OTHER INFORMATION

All schedules called for under Regulation S-X have been omitted because they are not applicable, the required information is not material or the required information is included in the consolidated financial statements or notes thereto.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Aviva Petroleum Inc.:

We have audited the accompanying consolidated financial statements of Aviva Petroleum Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aviva Petroleum Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a net loss of $1,005,000 for the year ended December 31, 2002, has limited available financial resources to support its ongoing operations and is dependent upon distributions from its Colombia operations. These factors raise substantial doubt concerning the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

KPMG LLP

Dallas, Texas

March 7, 2003

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2002 and 2001

(in thousands, except number of shares)

	2002	2001
ASSETS

Current assets:
Cash and cash equivalents	$1,708	$1,010
Accounts receivable (note 9):
Oil and gas revenue	61	42
Trade	42	66
Other	20	79
Inventories	193	209
Prepaid expenses and other	116	140

Total current assets	2,140	1,546

Property and equipment, at cost:
Oil and gas properties and equipment (full cost method)	20,370	20,244
Other	337	334

	20,707	20,578
Less accumulated depreciation, depletion and amortization	(19,874)	(19,981)

	833	597
Other assets (note 4)	105	991

	$3,078	$3,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$916	$776
Accrued liabilities	163	37
Accrued abandonment liability (note 10)	908	—
Short-term debt (note 5)	50	—

Total current liabilities	2,037	813

Other liabilities	93	368

Stockholders’ equity (note 7):
Common stock, no par value, authorized 348,500,000 shares; issued 46,900,132 shares	2,345	2,345
Additional paid-in capital	37,710	37,710
Accumulated deficit*	(39,107)	(38,102)

Total stockholders’ equity	948	1,953
Commitments and contingencies (note 10)

	$3,078	$3,134

*	Accumulated deficit of $70,057 was eliminated at December 31, 1992 in connection with a quasi-reorganization. See note 7.

See accompanying notes to consolidated financial statements.

AVIVA PETROLEUM INC. AND SUBSIDIAIRIES

Consolidated Statement of Operations

Years Ended December 31, 2002, 2001 and 2000

(in thousands, except per share data)

	2002	2001	2000
Revenue:
Oil and gas sales (note 9)	$1,871	$2,136	$5,796
Service fees (note 3)	97	473	387

Total revenue	1,968	2,609	6,183

Expense:
Production	1,193	1,402	2,407
Depreciation, depletion and amortization	209	320	515
Provision for abandonment and impairment (note 10)	592	—	—
General and administrative	1,086	1,006	1,157
Recovery of losses on accounts receivable	(4)	(48)	(256)

Total expense	3,076	2,680	3,823

Other income (expense):
Gain on transfer of partnership interests (note 3)	—	—	3,452
Interest and other income (expense), net (note 6)	175	235	207
Interest expense	(33)	(3)	(805)

Total other income (expense)	142	232	2,854

Earnings (loss) before income taxes and extraordinary item	(966)	161	5,214

Income taxes (note 8)	(39)	(84)	(253)

Earnings (loss) before extraordinary item	(1,005)	77	4,961

Extraordinary item—debt extinguishment, net of income taxes of $2,855 (notes 3 and 11)	—	—	5,543

Net earnings (loss)	$(1,005)	$77	$10,504

Weighted average common shares outstanding—basic and diluted	46,900	46,900	46,900

Basic and diluted net earnings (loss) per common share:
Before extraordinary item	$(0.02)	$0.00	$0.10
Extraordinary item	—	—	0.12

Net earnings (loss)	$(0.02)	$0.00	$0.22

See accompanying notes to consolidated financial statements.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

Years Ended December 31, 2002, 2001 and 2000

(in thousands)

	2002	2001	2000
Net earnings (loss)	$(1,005)	$77	$10,504
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	209	320	515
Provision for abandonment and impairment	592	—	—
Recovery of losses on accounts receivable	(4)	(48)	(256)
Gain on transfer of partnership interests	—	—	(3,452)
Gain on debt extinguishment	—	—	(5,543)
Loss (gain) on sale of assets, net	—	(4)	4
Foreign currency exchange gain, net	(29)	(11)	(44)
Other	(94)	(127)	(357)
Changes in assets and liabilities, net of effects of transfer of partnership interests:
Escrow account	—	—	4
Accounts receivable	5	155	204
Inventories	17	8	10
Prepaid expenses and other	25	51	27
Accounts payable and accrued liabilities	216	(231)	106

Net cash provided by (used in) operating activities	(68)	190	1,722

Cash flows from investing activities:
Transfer from abandonment fund	902	—	—
Costs of and cash balances acquired (surrendered) in connection with the transfer of partnership interests from (to) former lender	—	41	(1,414)
Property and equipment expenditures	(230)	(135)	(382)
Proceeds from sale of assets	—	4	—
Other	—	80	—

Net cash provided by (used in) investing activities	672	(10)	(1,796)

Cash flows from financing activities:
Proceeds from issuance of short term debt	50	—	—

Effect of exchange rate changes on cash and cash equivalents	44	10	48

Net increase (decrease) in cash and cash equivalents	698	190	(26)
Cash and cash equivalents at beginning of year	1,010	820	846

Cash and cash equivalents at end of year	$1,708	$1,010	$820

See accompanying notes to consolidated financial statements.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity (Deficit)

Years Ended December 31, 2002, 2001 and 2000

(in thousands, except number of shares)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount
Balances at December 31, 1999	46,900,132	$2,345	$34,855	$(48,683)	$(11,483)
Tax benefits relating to January 1, 1993 valuation allowance (note 8)	—	—	2,855	—	2,855
Net earnings	—	—	—	10,504	10,504

Balances at December 31, 2000	46,900,132	2,345	37,710	(38,179)	1,876
Net earnings	—	—	—	77	77

Balances at December 31, 2001	46,900,132	2,345	37,710	(38,102)	1,953
Net loss	—	—	—	(1,005)	(1,005)

Balances at December 31, 2002	46,900,132	$2,345	$37,710	$(39,107)	$948

See accompanying notes to consolidated financial statements.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

General

Aviva Petroleum Inc. and its subsidiaries (the “Company”) are engaged in the business of exploring for, developing and producing oil and gas in Colombia and in the United States. The Company’s Colombian oil production is sold to Empresa Colombiana de Petroleos, the Colombian national oil company (“Ecopetrol”), while the Company’s U.S. oil and gas production is sold to principally one U.S. purchaser (See notes 9 and 12).

Oil and gas are the Company’s only products, and there is substantial uncertainty as to the prices that the Company may receive for its production. A decrease in these prices would affect operating results adversely.

Basis of Presentation

The Company’s consolidated financial statements have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in note 2 below, there is substantial doubt concerning the Company’s ability to continue operating as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of Aviva Petroleum Inc. and its subsidiaries. The Company proportionately consolidates less than 100% owned oil and gas partnerships in accordance with industry practice. All significant intercompany accounts and transactions have been eliminated in consolidation.

Inventories

Inventories consist primarily of tubular goods, oilfield equipment and spares and are stated at the lower of average cost or market.

Property and Equipment

Under the full cost method of accounting for oil and gas properties, all productive and nonproductive property acquisition, exploration and development costs are capitalized in separate cost centers for each country. Such capitalized costs include lease acquisition costs, delay rentals, geophysical, geological and other costs, drilling, completion and other related costs and direct general and administrative expenses associated with property acquisition, exploration and development activities. Capitalized general and administrative costs include internal costs such as salaries and related benefits paid to employees to the extent that they are directly engaged in such activities, as well as all other directly identifiable general and administrative costs associated with such activities, including rent, utilities and insurance and do not include any costs related to production, general corporate overhead, or similar activities. Capitalized internal general and administrative costs were $101,000 in 2002, $66,000 in 2001 and $57,000 in 2000.

Evaluated capitalized costs of oil and gas properties and the estimated future development, site restoration, dismantlement and abandonment costs are amortized by cost center, using the units-of-production method. Total net future site restoration, dismantlement and abandonment costs are estimated to be $1,052,000.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Depreciation, depletion and amortization expense per equivalent barrel of production was as follows:

	2002	2001	2000
United States	$3.26	$5.24	$2.62
Colombia	$1.49	$1.66	$2.29

In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties less related deferred income taxes for each cost center are limited to the sum of the estimated future net revenues from the properties at current prices less estimated future expenditures, discounted at 10%, and unevaluated costs not being amortized, less income tax effects related to differences between the financial and tax bases of the properties, computed on a quarterly basis. An excess of the capitalized costs relating to the U.S. cost center over the limitation at December 31, 2001 was not charged against earnings because of a price increase subsequent to year-end. As discussed more fully in Note 10, during the fourth quarter of 2002 the Company recorded a charge of $592,000 to fully accrue for the abandonment of the Breton Sound field and to write off the remaining undeveloped leasehold costs associated with this field.

Depletion expense and limits on capitalized costs are based on estimates of oil and gas reserves which are inherently imprecise and assume current prices for future net revenues. Accordingly, it is reasonably possible that the estimates of reserves quantities and future net revenues could differ materially in the near term from amounts currently estimated. Moreover, a future decrease in the prices the Company receives for its oil and gas production or downward reserve adjustments could result in a ceiling test write-down that is significant to the Company’s operating results.

Gains and losses on sales of oil and gas properties are not recognized in income unless the sale involves a significant portion of the reserves associated with a particular cost center. Capitalized costs associated with unevaluated properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. Unevaluated costs of $246,000 and $303,000 were excluded from amortization at December 31, 2002 and 2001, respectively. Unevaluated properties are assessed quarterly to determine whether any impairment has occurred. The unevaluated costs at December 31, 2002 represent exploration costs and were incurred primarily during the six-year period ended December 31, 2002. Such costs are expected to be evaluated and included in the amortization computation within the next three years.

Other property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets.

Gas Balancing

The Company uses the entitlements method of accounting for gas sales. Gas production taken by the Company in excess of amounts entitled is recorded as a liability to the other joint owners. Excess gas production taken by others is recognized as income to the extent of the Company’s proportionate share of the gas sold and a related receivable is recorded from the other joint owners. At December 31, 2002, the Company had gas imbalance receivables of $2,000.

Interest Expense

The Company capitalizes interest costs on qualifying assets, principally unevaluated oil and gas properties. During 2000 the Company capitalized $43,000 of interest. No interest was capitalized in 2002 and 2001.

Earnings Per Common Share

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the years presented herein, basic and diluted EPS are the same since the effects of potential common shares (note 7) are either antidilutive or insignificant. For fiscal year 2001, options for 599,000 common shares were not included in the computation of diluted earnings per share, because their exercise price approximated the average market price of the common shares and the effect would be insignificant. For fiscal year 2000, options for 1,024,000 common shares were not included in the computation of diluted earnings per share because their exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (“Statement 109”) which requires recognition of deferred tax assets in certain circumstances and deferred tax liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

Statement of Cash Flows

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company paid interest, net of amounts capitalized, of $1,000 in 2002, $3,000 in 2001 and $(37,000) in 2000 and paid income taxes of $4,000 in 2002, $107,000 in 2001 and $267,000 in 2000.

Stock Option Plan

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

	2002	2001
	(In thousands, except per share data)
Net earnings (loss), as reported	$(1,005)	$77
Add stock-based employee compensation expense included in reported net income, net of tax	—	—
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	(14)	0

Pro forma net earnings (loss)	$(1,019)	$77

As reported and pro forma net earnings (loss) per common share	$(0.02)	$0.00

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Fair Value of Financial Instruments

The reported values of cash, cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities.

Foreign Currency Translation

The accounts of the Company’s foreign operations are translated into United States dollars in accordance with Statement of Financial Accounting Standards No. 52. The United States dollar is used as the functional currency. Exchange adjustments resulting from foreign currency transactions are recognized in expense or income in the current period.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

Comprehensive income includes net income and other comprehensive income which is generally comprised of changes in the fair value of available-for-sale marketable securities, derivative instruments accounted for as hedges, foreign currency translation adjustments and adjustments to recognize additional minimum pension liabilities. For each period presented in the accompanying consolidated statement of operations, comprehensive income and net income are the same amount.

(2)	Liquidity

As discussed in note 10, Argosy Energy International (“Argosy”), a Utah limited partnership that holds the Company’s Colombian properties, is required by the Guayuyaco contract to drill an exploratory well by October 2003. Drilling of the proposed well, the Inchiyaco #1, is expected to commence during the second quarter of 2003.

In order to have funds available to drill the Inchiyaco #1, beginning in June 2002 Argosy elected to accumulate all excess cash in Colombia from current sales revenues. Accordingly, Aviva will likely not receive any cash distributions from Colombia until after the Inchiyaco well has been drilled. Even if such an exploratory well was successful, additional funds may be required to equip and complete such a well prior to the resumption of cash distributions.

As of December 31, 2002, approximately $824,000 of cash and cash equivalents included in the Company’s consolidated cash and cash equivalents balance has been accumulated in Colombia principally for Aviva’s share of the drilling cost of the Inchiyaco well. The remaining balance of $884,000 is held in the U.S. and is available for U.S. operations.

The Company’s only source of net cash from operating activities, other than Argosy, is its U.S. Operations. As indicated in note 12, the U.S. operations have suffered a net loss of approximately $1,629,000 for the year ended December 31, 2002, and may continue to have net losses in the foreseeable future. Moreover, as described in note 10, the U.S. properties are experiencing operational difficulties that could result in the surrender of the leases and the requirement to abandon the property at a cost of approximately $0.9 million to the Company.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Accordingly, if distributions from Argosy do not resume and the Company is not able to generate additional cash from investing or financing activities, the Company’s liquidity will continue to deteriorate. These factors raise substantial doubt concerning the ability of the Company to continue operating as a going concern.

In order to improve the Company’s liquidity, management of the Company is continuing its efforts to raise additional capital through equity issues, issuance of debt, sales of assets and farmout of prospects. The Company’s ability to raise additional capital will be dependent upon the drilling results of the Inchiyaco well, a matter that is beyond the control of management. Accordingly, there can be no assurance that such attempts to raise additional capital will be successful.

(3)	Debt Restructuring and Transfer of Partnership Interests

On June 8, 2000, the Company entered into agreements with the Company’s senior secured lender in order to restructure the Company’s senior debt which, including unpaid interest, aggregated $16,103,064 as of May 31, 2000. Pursuant to the agreements, the lender canceled $13,353,064 of such debt and transferred to the Company warrants for 1,500,000 shares of the Company’s common stock in exchange for the general partner rights and an initial 77.5% partnership interest in Argosy. Following the transaction, Aviva Overseas Inc. (“Aviva Overseas”), a wholly owned subsidiary of the Company, owned a 22.1196% limited partnership interest in Argosy. An additional 7.5% limited partnership interest was transferred from the lender to Aviva Overseas when the lender had received in distributions from Argosy an amount equal to $3,500,000 plus interest at the prime rate plus 1% on the outstanding balance thereof.

The Company’s remaining debt of $2,750,000 was reacquired from the lender on December 21, 2000, in exchange for a 15% net profits interest in any new production at Breton Sound Block 31 field. This transaction substantially completed the restructuring of the Company and the reorganization of the Company’s wholly owned subsidiary Aviva America, Inc. (“AAI”) (see note 11).

In order to assist the lender in maximizing the value of its interest in Argosy, the lender entered into a Service Agreement with Aviva Overseas pursuant to which Aviva Overseas would provide certain services in administering the Colombian assets in exchange for a monthly fee. The fee was $71,000 per month for the period June 1, 2000 through March 31, 2001, $46,000 per month for the period April 1, 2001 through March 31, 2002, and $21,000 per month thereafter if the contract continued in effect. The Service Agreement provided for a term of 22 months and allowed termination with a 30-day written notice by either party. The Service Agreement was cancelled by the lender effective March 31, 2002.

The Company recognized a gain of $3,452,000 on the transfer of the partnership interests to the lender, representing the excess of the fair value over the book value of the interests transferred. The Company recognized an extraordinary gain of $4,888,000 on the extinguishment of the debt due to the lender, net of income taxes of $2,517,000.

In connection with the above-referenced transaction, 1,000,000 shares of the Company’s common stock which were held by the lender prior to the transaction, were transferred to members of management and the Board of Directors of the Company, effective June 8, 2000. As of such date, the aggregate market value of the common stock transferred to members of management and the Board of Directors was approximately $25,000 based on the last sale price on the OTC Bulletin Board of a depositary share representing five shares of the Company’s common stock. Additionally, 200,000 shares of the Company’s common stock which were held by the lender prior to the transaction were transferred to a consultant of the Company effective on the same date.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4)	Other Assets

Other assets consist principally of abandonment funds for U.S. offshore properties of $100,000 and $989,000 as of December 31, 2002 and 2001, respectively.

(5)	Short-Term Debt

On December 12, 2002, the Company borrowed $50,000 in cash from Ronald Suttill, President and Chief Executive Officer of Aviva. Pursuant to such borrowing, the Company issued to Mr. Suttill a promissory note in the amount of $50,000, bearing interest at 10% per year, due May 31, 2003. Additionally, in order to induce Mr. Suttill to provide the Company with such loan, warrants to purchase 1 million shares of Aviva common stock were issued to Mr. Suttill effective December 12, 2002. Such warrants have an exercise price of $0.07 per share and expire on December 12, 2004. On the date of issuance, the warrants had a value of approximately $10,000 using the Black-Scholes option-pricing model.

(6)	Interest and Other Income (Expense)

A summary of interest and other income (expense) follows:

	2002	2001	2000
	(thousands)
Interest income	$26	$56	$97
Gain on settlement of disputed payable	—	99	—
Foreign currency exchange gain (loss)	29	11	44
Gain (loss) on sale of assets, net	—	4	(4)
Other, net	120	65	70

	$175	$235	$207

(7)	Stockholders’ Equity

Quasi-Reorganization

Effective December 31, 1992, the Board of Directors of the Company approved a quasi-reorganization which resulted in a reclassification of the accumulated deficit of $70,057,000 at that date to paid-in capital. No adjustments were made to the Company’s assets and liabilities since the historical carrying values approximated or did not exceed the estimated fair values.

Stock Option Plans

At December 31, 2002, the Company has two stock option plans, which are described below. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans.

The Aviva Petroleum Inc. 1995 Stock Option Plan, as amended (the “Current Plan”) is administered by a committee (the “Committee”) composed of outside directors of the Company. Except as indicated below and except for non-discretionary grants to non-employee directors, the Committee has authority to determine all terms and provisions under which options are granted pursuant to the Current Plan. An aggregate of up to 1,000,000 shares of the Company’s common stock may be issued upon exercise of stock options or in connection with restricted stock awards that may be granted under the Current Plan. The Current Plan also provides for the grant, on July 1, each year, to each non-employee director who has

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

served in such capacity for at least the entire preceding calendar year of an option to purchase 5,000 shares of the Company’s common stock (the “Annual Option Awards”), exercisable as to 2,500 shares on the first anniversary of the date of grant and as to the remaining shares on the second anniversary thereof.

The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year by a participant in the Current Plan may not exceed $100,000. The maximum number of shares of common stock which may be subject to an option or restricted stock grant awarded to a participant in a calendar year cannot exceed 100,000. Incentive stock options granted under the Current Plan may not be granted at a price less than 100% of the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of incentive stock options granted to participants in the Current Plan holding 10% or more of the voting stock of the Company). Non-qualified stock options may not be granted at a price less than 50% of the fair market value of the common stock on the date of grant.

As a result of the adoption of the Current Plan, during 1995 the Company’s former Incentive and Non-Statutory Stock Option Plan was terminated as to the grant of new options, but options then outstanding for 190,000 shares of the Company’s common stock remain in effect as of December 31, 2002.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001	2000
Expected life (years)	10.0	10.0	10.0
Risk-free interest rate	4.92%	5.42%	6.03%
Volatility	100.4%	103.0%	124.0%
Dividend yield	0.0%	0.0%	0.0%

A summary of the status of the Company’s two fixed stock option plans as of December 31, 2002, 2001 and 2000, and changes during the years ended on those dates is presented below:

	2002		2001		2000
Fixed Options	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price
Outstanding at beginning of year	889	$.45	1,024	$.51	1,072	$.51
Granted	305	.08	5	.07	5	.08
Forfeited	(60)	2.41	(140)	.81	(53)	.17

Outstanding at end of year	1,134	.25	889	.45	1,024	.51

Options exercisable at year-end	927		882		1,007

Weighted-average fair value of options granted during the year	$.07		$.06		$.07

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table summarizes information about fixed stock options outstanding at December 31, 2002:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/02	Weighted-Avg. Remaining Contractual Life		Weighted- Avg. Exercise Price	Number Exercisable at 12/31/02	Weighted- Avg. Exercise Price
$ .01 to .06	604,000	5.83	years	$.06	599,000	$.06
.07 to .08	310,000	9.02		.08	107,500.08
.52 to 1.08	220,000	0.54		1.00	220,000	1.00

$ .01 to 1.08	1,134,000	5.67		.25	926,500.29

(8)	Income Taxes

Income tax expense includes current Colombian income taxes of $39,000 in 2002, $74,000 in 2001 and $241,000 in 2000. Income tax expense also includes state income taxes of $10,000 in 2001 and $12,000 in 2000.

Income tax expense for the years ended December 31, 2002, 2001 and 2000, differed from the amount computed by applying the statutory U.S. federal income tax rate (34%) to income before income taxes as a result of the following (in thousands):

	2002	2001	2000
Computed expected tax expense (benefit)	$(342)	$55	$1,773
Decrease in valuation allowance	(676)	(5,362)	(17,856)
Expiration of net operating loss carryforwards	1,085	3,555	15,467
Foreign income taxes and other	(28)	1,836	869

	$39	$84	$253

The Company has deferred tax assets of $17,342,000 and $18,259,000 at December 31, 2002 and 2001, respectively, consisting principally of net operating loss carryforwards. The valuation allowance for deferred tax assets at January 1, 2000 was $44,332,000. The net change in the valuation allowance was a $917,000 decrease in 2002, a $5,362,000 decrease in 2001 and a $20,711,000 decrease in 2000. Subsequently recognized tax benefits relating to the valuation allowance of $9,327,000 for deferred tax assets at January 1, 1993 will be credited to additional paid in capital. Such benefits were $2,855,000 during the year ended December 31, 2000.

At December 31, 2002, the Company and its subsidiaries have aggregate net operating loss carryforwards for U.S. federal income tax purposes of approximately $46,000,000, expiring from 2003 through 2022, which are available to offset future federal taxable income. The utilization of a portion of these net operating losses is subject to an annual limitation of approximately $2,400,000 and a portion may only be utilized by certain subsidiaries of the Company.

(9)	Financial Instruments and Credit Risk Concentrations

Financial instruments which are subject to risks due to concentrations of credit consist principally of cash and cash equivalents and receivables. Cash and cash equivalents are placed with high credit quality financial institutions to minimize risk. Receivables are typically unsecured. Historically, the Company has not experienced any material collection difficulties from its customers.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The carrying values of cash equivalents, accounts receivable and accounts payable approximate fair value due to the current maturities of these financial instruments.

Ecopetrol has an option to purchase all of the Company’s production in Colombia. For the years ended December 31, 2002, 2001 and 2000, Ecopetrol exercised that option and sales to Ecopetrol accounted for $1,164,000 (62%), $1,253,000 (59%), and $4,267,000 (74%) respectively, of the Company’s aggregate oil and gas sales.

For the years ended December 31, 2002, 2001 and 2000, sales to one U.S. purchaser accounted for $643,000 (34%), $782,000 (37%) and $968,000 (17%), respectively, of oil and gas sales.

(10)	Commitments and Contingencies

On January 30, 2003, the Company’s gas well that supplies fuel gas for the Breton Sound field ceased producing and production from the field was suspended. The Company has reviewed the possibility of recompleting an existing oil well into a gas zone capable of producing the necessary gas required to bring the field back onto production. This option, however, was determined to be economically unjustified. Accordingly, the Company is attempting to secure a gas supply from a gas distribution company that has a gas outlet at the Company’s gas platform. This plan would require the Company to install a sales meter and make other improvements to the Company’s gas platform at a cost estimated at $150,000. There can be no assurance, however, that the gas distribution company will agree to sell the requisite gas to the Company. If the Company is unable to bring the field back onto production before May 1, 2003, the Company could be required to surrender the leases to the State of Louisiana and abandon the property at a cost of approximately $0.9 million. The 2002 financial statements include an abandonment provision of $410,000 to fully accrue for this contingency, and an impairment provision of $182,000 related to the contingency.

At December 31, 2002, the Company had $908,000 recorded as an abandonment liability to fully provide for the estimated costs to abandon the property.

The Company is also engaged in ongoing operations in Colombia. The obligations under the Santana contract have been met; however, Argosy plans to recomplete certain existing wells and engage in various other projects. The first of these recompletions is scheduled during 2004, and the majority of the remaining recompletions are scheduled during 2005. The Company’s share of the estimated future costs of these activities is approximately $0.2 million at December 31, 2002.

The contract obligations of the Rio Magdalena contract require Argosy and its co-owner to perform 40 kilometers of 2D seismic during the initial 18-month exploration phase of the contract. The Company’s current share of the estimated future costs of this phase is approximately $0.1 million at December 31, 2002. Additional expenditures will be required should Argosy decide to enter into the second phase of the contract.

The Company expects to fund its share of the cost of the recompletions on the Santana contract and the seismic commitments on the Rio Magdalena contract using existing cash in Colombia and cash provided from Colombian operations. Any substantial increase in the amount of the above referenced expenditures could adversely affect the Company’s ability to fund these activities. Risks that could adversely affect funding of such activities include, among others, delays in obtaining any required environmental permits, cost overruns, failure to produce the reserves as projected or a decline in the sales price of oil. Depending on the results of future exploration and development activities, substantial expenditures that have not been included in the Company’s projections may be required.

The obligations of the Guayuyaco contract (signed August 2, 2002) require Argosy to drill one exploratory well during the initial 12-month exploration phase of the contract. Upon completion of the initial

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

exploration phase, Argosy may relinquish the contract or proceed to the following 18-month exploration phase, under which Argosy will be obligated to drill a second exploratory well. Argosy plans to involve industry and service company partners to reduce the cost exposure of the first exploratory well. This well, the Inchiyaco #1, is expected to be a 7,800 foot exploration test of the Villeta U, T, N and Caballos sands in the Inchiyaco structure approximately 500 meters east of the Mary field. Depending on definitive service agreements, rig availability and other contingencies, drilling could commence as early as the second quarter of 2003.

Failure by Argosy to meet the obligations under the Guayuyaco contract will result in the loss of the proposed contract terms. The existing Santana production will not be affected. Failure by the Company to fund its share of Argosy’s obligations, assuming Argosy funds the obligation, could result in a decrease in the Company’s ownership interest in Argosy.

During 1998, leftist Colombian guerrillas inflicted significant damage on Argosy’s oil processing and storage facilities. Since that time Argosy has been subject to lesser attacks on its pipelines and equipment resulting in only minor interruptions of oil sales. The Colombian army guards the Company’s operations; however, there can be no assurance that such operations will not be the target of additional guerrilla attacks in the future. The damages resulting from the 1998 attack were covered by insurance. During 2001 the cost of such insurance became prohibitively high and, accordingly, Argosy has elected to no longer maintain terrorism insurance.

Under the terms of the contracts with Ecopetrol, a minimum of 25% of all revenues from oil sold to Ecopetrol is paid in Colombian pesos which may only be utilized in Colombia. To date, the Company has experienced no difficulty in repatriating the remaining 75% of such payments, which are payable in U.S. dollars.

Activities of the Company with respect to the exploration, development and production of oil and natural gas are subject to stringent foreign, federal, state and local environmental laws and regulations, including but not limited to the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act. Such laws and regulations have increased the cost of planning, designing, drilling, operating and abandoning wells. In most instances, the statutory and regulatory requirements relate to air and water pollution control procedures and the handling and disposal of drilling and production wastes. Although the Company believes that compliance with environmental laws and regulations will not have a material adverse effect on the Company’s future operations or earnings, risks of substantial costs and liabilities are inherent in oil and gas operations and there can be no assurance that significant costs and liabilities, including administrative, civil or criminal penalties for violations of environmental laws and regulations, will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations or claims for damages to property or persons resulting from the Company’s operations, could result in substantial costs and liabilities. The Company’s policy is to accrue environmental and restoration related costs once it is probable that a liability has been incurred and the amount can be reasonably estimated.

In “Terrebonne Parish School Board v. Quintana Petroleum Corporation, et al.,” Case No. 00-0443, Sect. T (2) in the United States District Court for the Eastern District of Louisiana, the Terrebonne Parish School Board, also referred to as the “Board,” has sued various oil and gas companies, including the Company, alleging that they dredged canals and moved equipment across Board property for the purpose of developing the minerals thereunder, but subsequently failed to restore the surface of the property, thus causing erosion to Louisiana coastal wetlands. The Company’s involvement, as a successor to Jackson Exploration, Inc., with respect to any such Board property was brief, and records from the period are scarce. This lawsuit was stayed by this District Court pending resolution of an appeal made to the United

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

States Court of Appeals for the Fifth Circuit of an unrelated case in which this same District Court granted summary judgment to the defendants for the same type of claims being made in this lawsuit because such claims were barred by Louisiana’s limitation doctrine. On November 13, 2002, the United States Court of Appeals for the Fifth Circuit upheld that ruling made in the unrelated case, finding that the limitations period was not tolled, and that the plaintiff’s failure to take action after knowing of the erosion as early as 1995 was “tantamount to willful neglect.” The appellate court also rejected the theory made by the plaintiffs that the alleged tort was a “continuing tort.” In the current lawsuit involving Aviva, the plaintiff recently moved the court to place the proceedings back on the court’s active docket. Given the Fifth Circuit’s rejection of the plaintiff’s claims in the unrelated case, however, management of Aviva believes there is a reasonable possibility that this lawsuit may be dismissed on limitations grounds. Accordingly, management does not expect this lawsuit to have a materially adverse effect on the Company’s results of operations or financial condition.

There are no other legal proceedings to which the Company is a party or to which its properties are subject which are, in the opinion of management, likely to have a material adverse effect on the Company’s results of operations or financial condition.

The Company has one lease for office space in Dallas, Texas, which expires in January 2007. Rent expense relating to the lease was $84,000, $90,000, and $88,000 for 2002, 2001 and 2000, respectively. Future minimum payments under the lease are approximately $94,000 for each year through 2006 and $8,000 for 2007.

(11)	Subsidiary’s Reorganization under Chapter 11

On July 21, 2000, AAI, a wholly-owned subsidiary of the Company, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy code. AAI is a Delaware corporation which holds the Company’s interests in oil and gas properties located offshore Louisiana. The filing, in the Northern District of Texas, was initiated in order to achieve a comprehensive restructuring of AAI’s debts.

Following approval by the court and creditors, the voluntary petition for reorganization became effective on November 17, 2000. In connection with the reorganization, the Company recognized an extraordinary gain of $655,000 on the extinguishment of certain AAI debts, net of income taxes of $338,000.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12)	Geographic Area Information

The Company is engaged in the business of exploring for, developing and producing oil and gas in the United States and Colombia. Information about the Company’s operations in different geographic areas as of and for the years ended December 31, 2002, 2001 and 2000 follows:

	United States	Colombia	Total
	(Thousands)
2002
Revenue:
Oil and gas sales	$707	$1,164	$1,871
Service fees	97	—	97

	804	1,164	1,968

Expense:
Production	770	423	1,193
Depreciation, depletion and amortization	121	88	209
Provision for abandonment and impairment (see note 10)	592	—	592
General and administrative	951	135	1,086
Recovery of losses on accounts receivable	(4)	—	(4)

	2,430	646	3,076

Interest and other income (expense), net	30	145	175
Interest expense	(33)	—	(33)

Earnings (loss) before income taxes	(1,629)	663	(966)
Income taxes	—	(39)	(39)

Net earnings (loss)	$(1,629)	$624	$(1,005)

Total assets	$1,206	$1,872	$3,078

	United States	Colombia	Total
	(Thousands)
2001
Revenue:
Oil and gas sales	$883	$1,253	$2,136
Service fees	473	—	473

	1,356	1,253	2,609

Expense:
Production	785	617	1,402
Depreciation, depletion and amortization	219	101	320
General and administrative	904	102	1,006
Recovery of losses on accounts receivable	(48)	—	(48)

	1,860	820	2,680

Interest and other income (expense), net	56	179	235
Interest expense	(3)	—	(3)

Earnings (loss) before income taxes	(451)	612	161
Income taxes	(10)	(74)	(84)

Net earnings (loss)	$(461)	$538	$77

Total assets	$1,602	$1,532	$3,134

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	United States	Colombia	Total
	(Thousands)
2000
Revenue:
Oil and gas sales	$1,528	$4,268	$5,796
Service fees	387	—	387

	1,915	4,268	6,183

Expense:
Production	1,099	1,308	2,407
Depreciation, depletion and amortization	131	384	515
General and administrative	1,077	80	1,157
Recovery of losses on accounts receivable	(256)	—	(256)

	2,051	1,772	3,823

Gain on transfer of partnership interests	—	3,452	3,452
Interest and other income (expense), net	39	168	207
Interest expense	(183)	(622)	(805)

Earnings (loss) before income taxes and extraordinary item	(280)	5,494	5,214
Income taxes	(12)	(241)	(253)

Earnings (loss) before extraordinary item	(292)	5,253	4,961
Extraordinary item – debt extinguishment	655	4,888	5,543

Net earnings	$363	$10,141	$10,504

Total assets	$1,662	$1,649	$3,311

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13)	Quarterly Financial Data (Unaudited)

Quarterly operating results for 2002 and 2001 are summarized as follows (in thousands, except per share data):

	Quarter Ended
	March 31	June 30	September 30	December 31 (1)
2002
Revenues	$460	$534	$507	$467

Operating earnings	(136)	(101)	(129)	(742)

Net earnings (loss)	(100)	(88)	(84)	(733)

Basic and diluted earnings (loss) per common share	$(0.00)	$(0.00)	$(0.00)	$(0.02)

2001
Revenues	$766	$682	$654	$507

Operating earnings	77	(26)	35	(157)

Net earnings (loss)	229	(44)	40	(148)

Basic and diluted earnings (loss) per common share	$0.00	$(0.00)	$0.00	$(0.00)

(1)	In the fourth quarter, the Company recorded an abandonment provision of $410,000 and an impairment provision of $182,000 related to the Breton Sound field as more fully discussed in Note 10.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Supplementary Information Related to Oil and Gas Producing Activities

(Unaudited)

The following information relating to the Company’s oil and gas activities is presented in accordance with Statement of Financial Accounting Standards No. 69. The Financial Accounting Standards Board has determined the information is necessary to supplement, although not required to be a part of, the basic financial statements.

Capitalized costs and accumulated depreciation, depletion and amortization relating to oil and gas producing activities were as follows:

	United States	Colombia	Total
	(Thousands)
December 31, 2002
Unevaluated oil and gas properties	$—	$246	$246
Proved oil and gas properties	4,150	15,974	20,124

Total capitalized costs	4,150	16,220	20,370
Less accumulated depreciation, depletion and amortization	4,150	15,423	19,573

Capitalized costs, net, excluding U.S. abandonment liability of $908	$—	$797	$797

December 31, 2001
Unevaluated oil and gas properties	$184	$119	$303
Proved oil and gas properties	4,008	15,933	19,941

Total capitalized costs	4,192	16,052	20,244
Less accumulated depreciation, depletion and amortization	4,368	15,335	19,703

Capitalized costs, net	$(176)	$717	$541

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Supplementary Information Related to Oil and Gas Producing Activities (Continued)

(Unaudited)

Costs incurred in oil and gas property acquisition, exploration and development activities were as follows:

	United States	Colombia	Total
	(Thousands)
2002
Exploration	$—	$124	$124
Development	52	44	96
Acquisition of producing properties	6	—	6

Total costs incurred	$58	$168	$226

2001
Exploration	$—	$—	$—
Development	72	19	91

Total costs incurred	$72	$19	$91

2000
Exploration	$10	$4	$14
Development	238	110	348

Total costs incurred	$248	$114	$362

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Supplementary Information Related to Oil and Gas Producing Activities (Continued)

(Unaudited)

The following schedule presents the Company’s estimate of its proved oil and gas reserves. The proved oil and gas reserves in Colombia and the United States were determined by independent petroleum engineers, Huddleston & Co., Inc. and Netherland, Sewell & Associates, Inc., respectively. The figures presented are estimates of reserves which may be expected to be recovered commercially at current prices and costs. Estimates of proved developed reserves include only those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Estimates of proved undeveloped reserves include only those reserves which are expected to be recovered on undrilled acreage from new wells which are reasonably certain of production when drilled or from presently existing wells which could require relatively major expenditures to effect recompletion.

	Changes in the Estimated Quantities of Reserves
	United States	Colombia	Total
	(1)
Year ended December 31, 2002
Oil (Thousands of barrels)
Proved reserves:
Beginning of period	80	638	718
Revisions of previous estimates	46	1	47
Purchase of reserves	13	—	13
Production	(27)	(59)	(86)

End of period	112	580	692

Proved developed reserves, end of period	112	580	692

Gas (Millions of cubic feet)
Proved reserves:
Beginning of period	25	—	25
Revisions of previous estimates	60	—	60
Purchase of reserves	9	—	9
Production	(20)	—	(20)

End of period	74	—	74

Proved developed reserves, end of period	74	—	74

(1)	The reserve estimates for the United States were prepared as of December 31, 2002, prior to the operational difficulties described in note 10 to the consolidated financial statements. If the operational difficulties are not satisfactorily resolved, then the reserve quantities for the United States would be substantially eliminated.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Supplementary Information Related to Oil and Gas Producing Activities (Continued)

(Unaudited)

	Changes in the Estimated Quantities of Reserves
	United States	Colombia	Total
Year ended December 31, 2001

Oil (Thousands of barrels)
Proved reserves:
Beginning of period	174	696	870
Revisions of previous estimates	(66)	3	(63)
Purchase of reserves	5	—	5
Production	(33)	(61)	(94)

End of period	80	638	718

Proved developed reserves, end of period	80	638	718

Gas (Millions of cubic feet)
Proved reserves:
Beginning of period	114	—	114
Revisions of previous estimates	(67)	—	(67)
Purchase of reserves	2	—	2
Production	(24)	—	(24)

End of period	25	—	25

Proved developed reserves, end of period	25	—	25

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Supplementary Information Related to Oil and Gas Producing Activities (Continued)

(Unaudited)

	Changes in the Estimated Quantities of Reserves
	United States	Colombia	Total
Year ended December 31, 2000

Oil (Thousands of barrels)
Proved reserves:
Beginning of period	144	2,208	2,352
Revisions of previous estimates	79	259	338
Sales of reserves	—	(1,614)	(1,614)
Production	(49)	(157)	(206)

End of period	174	696	870

Proved developed reserves, end of period	174	696	870

Gas (Millions of cubic feet)
Proved reserves:
Beginning of period	101	—	101
Revisions of previous estimates	38	—	38
Production	(25)	—	(25)

End of period	114	—	114

Proved developed reserves, end of period	114	—	114

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Supplementary Information Related to Oil and Gas Producing Activities (Continued)

(Unaudited)

The following schedule is a standardized measure of the discounted net future cash flows applicable to proved oil and gas reserves. The future cash flows are based on estimated oil and gas reserves utilizing prices and costs in effect as of the applicable year end, discounted at ten percent per year and assuming continuation of existing economic conditions. The standardized measure of discounted future net cash flows, in the Company’s opinion, should be examined with caution. The schedule is based on estimates of the Company’s proved oil and gas reserves prepared by independent petroleum engineers. Reserve estimates are, however, inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. Therefore, the standardized measure of discounted future net cash flows does not necessarily reflect the fair value of the Company’s proved oil and gas properties.

	United States	Colombia	Total
	(1)	(Thousands)
At December 31, 2002
Future gross revenues	$3,661	$14,895	$18,556
Future production costs	(3,205)	(6,972)	(10,177)
Future development costs, including abandonment of U.S. offshore platforms	(908)	(347)	(1,255)

Future net cash flows before income taxes	(452)	7,576	7,124
Future income taxes	—	(313)	(313)

Future net cash flows after income taxes	(452)	7,263	6,811
Discount at 10% per annum	285	(2,721)	(2,436)

Standardized measure of discounted future net cash flows	$(167)	$4,542	$4,375

At December 31, 2001
Future gross revenues	$1,436	$10,519	$11,955
Future production costs	(1,288)	(6,335)	(7,623)
Future development costs, including abandonment of U.S. offshore platforms	(799)	(354)	(1,153)

Future net cash flows before income taxes	(651)	3,830	3,179
Future income taxes	—	—	—

Future net cash flows after income taxes	(651)	3,830	3,179
Discount at 10% per annum	236	(1,130)	(894)

Standardized measure of discounted future net cash flows	$(415)	$2,700	$2,285

(1)	The standardized measure of the discounted net future cash flows applicable to proved oil and gas reserves for the United States was prepared as of December 31, 2002, prior to the operational difficulties described in note 10 to the consolidated financial statements. If the operational difficulties are not satisfactorily resolved, then the standardized measure of the discounted net future cash flows applicable to proved oil and gas reserves would be approximately $(1.0) million.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Supplementary Information Related to Oil and Gas Producing Activities (Continued)

(Unaudited)

	United States	Colombia	Total
	(Thousands)
At December 31, 2000
Future gross revenues	$5,520	$12,501	$18,021
Future production costs	(3,887)	(5,994)	(9,881)
Future development costs, including abandonment of U.S. offshore platforms	(745)	(390)	(1,135)

Future net cash flows before income taxes	888	6,117	7,005
Future income taxes	—	—	—

Future net cash flows after income taxes	888	6,117	7,005

Discount at 10% per annum	120	(1,942)	(1,822)

Standardized measure of discounted future net cash flows	$1,008	$4,175	$5,183

The following schedule summarizes the changes in the standardized measure of discounted future net cash flows.

	2002	2001	2000
	(Thousands)
Sales of oil and gas, net of production costs	$(678)	$(735)	$(3,389)
Sales of reserves in place	—	—	(20,094)
Development costs incurred that reduced future development costs	8	35	36
Accretion of discount	229	518	2,826
Discoveries and extensions	—	—	—
Purchase of reserves in place	(23)	(32)	—
Revisions of previous estimates:
Changes in price	3,184	(2,561)	(1,921)
Changes in quantities	142	(146)	1,422
Changes in future development costs	69	(78)	(236)
Changes in timing and other changes	(645)	101	(1,721)
Changes in estimated income taxes	(196)	—	—

Net increase (decrease)	2,090	(2,898)	(23,077)

Balances at beginning of year	2,285	5,183	28,260

Balances at end of year	$4,375	$2,285	$5,183

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

(in thousands, except number of shares)

(unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,174	$1,708
Accounts receivable	304	123
Inventories	190	193
Prepaid expenses and other	181	116

Total current assets	1,849	2,140

Property and equipment, at cost (note 3):
Oil and gas properties and equipment (full cost method)	20,589	20,370
Other	338	337

	20,927	20,707
Less accumulated depreciation, depletion and amortization	(19,769)	(19,874)

	1,158	833
Other assets	5	105

	$3,012	$3,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$893	$916
Accrued liabilities	165	163
Asset retirement obligation	—	908
Short-term debt	50	50

Total current liabilities	1,108	2,037

Asset retirement obligation (note 4)	920	—

Other liabilities	74	93

Stockholders’ equity:
Common stock, no par value, authorized 348,500,000 shares; issued 46,900,132 shares	2,345	2,345
Additional paid-in capital	37,710	37,710
Accumulated deficit	(39,145)	(39,107)

Total stockholders’ equity	910	948

Commitments and contingencies (note 5)

	$3,012	$3,078

See accompanying notes to condensed consolidated financial statements.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue:
Oil and gas sales	$455	$363
Service fees	—	97

Total revenue	455	460

Expense:
Production	319	267
Depreciation, depletion and amortization	65	62
General and administrative	265	267

Total expense	649	596

Other income (expense):
Interest and other income (expense), net	24	53
Interest expense	(1)	—

Total other income (expense)	23	53

Loss before income taxes and cumulative effect of accounting change	(171)	(83)

Income taxes	(25)	(17)

Loss before cumulative effect of accounting change	(196)	(100)

Cumulative effect to January 1, 2003 of change in accounting for asset retirement obligations (note 4)	158	—

Net loss	$(38)	$(100)

Weighted average common shares outstanding	46,900	46,900

Basic and diluted net loss per common share:
Before cumulative effect of accounting change	$(0.00)	$(0.00)
Cumulative effect of accounting change	0.00	—

Net loss	$(0.00)	$(0.00)

See accompanying notes to condensed consolidated financial statements.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Net loss	$(38)	$(100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	65	62
Cumulative effect of accounting change	(158)	—
Changes in working capital and other	(282)	(154)

Net cash used in operating activities	(413)	(192)

Cash flows from investing activities:
Transfer from abandonment fund	100	—
Property and equipment expenditures	(225)	(22)

Net cash used in investing activities	(125)	(22)

Cash flows from financing activities	—	—

Effect of exchange rate changes on cash and cash equivalents	4	(1)

Net decrease in cash and cash equivalents	(534)	(215)
Cash and cash equivalents at beginning of the period	1,708	1,010

Cash and cash equivalents at end of the period	$1,174	$795

See accompanying notes to condensed consolidated financial statements.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Stockholders’ Equity

(in thousands, except number of shares)

(unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Number of Shares	Amount
Balances at December 31, 2002	46,900,132	$2,345	$37,710	$(39,107)	$948
Net loss	—	—	—	(38)	(38)

Balances at March 31, 2003	46,900,132	$2,345	$37,710	$(39,145)	$910

See accompanying notes to condensed consolidated financial statements.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

1.	General

The condensed consolidated financial statements of Aviva Petroleum Inc. and subsidiaries (the “Company” or “Aviva”) included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures contained herein are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the Company’s prior audited yearly financial statements and the notes thereto, included in the Company’s latest annual report on Form 10-K.

In the opinion of the Company, all adjustments, consisting of normal recurring accruals, necessary to present fairly the information in the accompanying financial statements have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

The Company’s condensed consolidated financial statements have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in note 2 below, there is substantial doubt concerning the Company’s ability to continue operating as a going concern. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.	Liquidity

As discussed in note 5, Argosy Energy International (“Argosy”), a Utah limited partnership that holds the Company’s Colombian properties, is required by the Guayuyaco contract to drill an exploratory well by October 2003. Drilling of the proposed well, the Inchiyaco #1, commenced on May 1, 2003.

In order to have funds available to drill the Inchiyaco #1, beginning in June 2002 Argosy elected to accumulate all excess cash in Colombia from current sales revenues. Accordingly, Aviva will likely not receive any cash distributions from Colombia until after drilling of the Inchiyaco well has been completed. Even if this exploratory well is successful, additional funds may be required to equip and complete the well prior to the resumption of cash distributions.

As of March 31, 2003, approximately $680,000 of cash and cash equivalents included in the Company’s consolidated cash and cash equivalents balance has been accumulated in Colombia principally for Aviva’s share of the drilling cost of the Inchiyaco well and is thus restricted for that purpose at least until the Inchiyaco #1 reaches target depth. The remaining balance of $494,000 is held in the U.S. and is available for U.S. operations.

The Company’s only source of available cash from operating activities is its U.S. Operations. As indicated in note 6, the U.S. operations have suffered a net loss of approximately $278,000 for the three-month period ended March 31, 2003, and may continue to have net losses in the foreseeable future. Moreover, as described in note 5, the U.S. properties have experienced operational difficulties resulting in the incurrence of significant costs by the Company.

Accordingly, if distributions from Argosy do not resume and the Company is not able to generate additional cash from investing or financing activities, the Company’s liquidity will continue to deteriorate. These

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited) (Continued)

factors raise substantial doubt concerning the ability of the Company to continue operating as a going concern.

Management of the Company is continuing its efforts to raise additional capital through equity issues, issuance of debt, sales of assets and farmout of prospects. It has become clear, however, that the Company’s ability to raise additional capital will be dependent upon the drilling results of the Inchiyaco well, a matter that is beyond the control of management. The Inchiyaco #1 well in Colombia commenced drilling on May 1, 2003 and currently is at a depth of 5,400 feet compared with a target depth of 7,800 feet. Target depth for this well is expected to be achieved on or about May 31, 2003. See note 5.

3.	Property and Equipment

Internal general and administrative costs directly associated with oil and gas property acquisition, exploration and development activities have been capitalized in accordance with the accounting policies of the Company. Such costs totaled $24,000 for the three months ended March 31, 2003 and $18,000 for the three months ended March 31, 2002.

Unevaluated oil and gas properties totaling $297,000 and $246,000 at March 31, 2003 and December 31, 2002, respectively, have been excluded from costs subject to depletion.

4.	Asset Retirement Obligation

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) 143, Accounting for Asset Retirement Obligations. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. The Company currently has legal obligations to plug and abandon wells at the end of the assets’ useful lives.

SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Upon adoption of this statement on January 1, 2003, the Company recorded a cumulative effect accounting adjustment of $158,000.

The following table describes the changes in the Company’s asset retirement obligations for the first quarter of 2003 (in thousands):

Asset retirement obligation at January 1, 2003	$893
Accretion expense	27

Asset retirement obligation at March 31, 2003	$920

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited) (Continued)

The following table summarizes the pro forma net income and earnings per share for the three months ended March 31, 2002 for the change in accounting principle had it been implemented on January 1, 2002:

1st Quarter 2002 (in thousands, except per share data)
Net loss:
As reported	$(100)
Pro forma	$(124)
Basic and diluted net loss per share—reported	$(0.00)
Basic and diluted net loss per share—pro forma	$(0.00)

In addition, on a pro forma basis as required by SFAS No. 143, had we adopted the provisions of SFAS No. 143 on January 1, 2002, the amount of the asset retirement obligation would have been as follows:

Pro Forma Asset Retirement Obligation (In thousands)
January 1, 2002	$797
March 31, 2002	$822
December 31, 2002	$893

5.	Commitments and Contingencies

On January 30, 2003, the Company’s gas well that supplies fuel gas for the Breton Sound field ceased producing and production from the field was suspended. The Company reviewed the possibility of recompleting an existing oil well into a gas zone capable of producing the necessary gas required to bring the field back onto production. This option, however, was determined to be economically unjustified. Accordingly, the Company secured a gas supply from a gas distribution company, necessitating a gas outlet at the Company’s gas platform. This requires the Company to install a “buy-back” meter and make other improvements to the Company’s gas platform. As of March 31, 2003, the Company had incurred $137,000 for these improvements. An additional $63,000 was incurred during April and May 2003 and will be recorded as additions to property, plant and equipment in the quarter ended June 30, 2003. It is estimated that the meter will be installed and operable in late May 2003.

The Company has continuously conducted operations in order to restore production at Breton Sound field, including certain upgrades to the Company’s facilities, and was able to produce the field for approximately two days during April 2003. The Company believes that the leases have been properly maintained pursuant to the terms of the leases.

The Company is also engaged in ongoing operations in Colombia. The obligations under the Santana contract have been met; however, Argosy plans to recomplete certain existing wells and engage in various other projects. The first of these recompletions is scheduled during 2004, and the majority of the remaining recompletions are scheduled during 2005. The Company’s share of the estimated future costs of these activities is approximately $0.2 million at March 31, 2003.

The contract obligations of the Rio Magdalena contract require Argosy and its co-owner to perform 40 kilometers of 2D seismic during the initial 18-month exploration phase of the contract. The Company’s current share of the estimated future costs of this phase is approximately $0.1 million at March 31, 2003. Additional exploratory expenditures will be required should Argosy decide to enter into the second phase of the contract.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited) (Continued)

The Company expects to fund its share of the cost of the recompletions on the Santana contract and the seismic commitments on the Rio Magdalena contract using existing cash in Colombia and cash provided from Colombian operations. Any substantial increase in the amount of the above referenced expenditures could adversely affect the Company’s ability to fund these activities. Risks that could adversely affect funding of such activities include, among others, delays in obtaining any required environmental permits, cost overruns, failure to produce existing reserves as projected or a decline in the sales price of oil. Depending on the results of future exploration and development activities, substantial expenditures that have not been included in the Company’s projections may be required.

The obligations of the Guayuyaco contract (signed August 2, 2002) require Argosy to drill one exploratory well during the initial 12-month exploration phase of the contract. Upon completion of the initial exploration phase, Argosy may relinquish the contract or proceed to the following 18-month exploration phase, under which Argosy will be obligated to drill a second exploratory well. Argosy has involved industry and service company partners to reduce the cost exposure of the first exploratory well. This well, the Inchiyaco #1, is a 7,800 foot exploration test of the Villeta U, T, N and Caballos sands in the Inchiyaco structure approximately 500 meters east of the Mary field. Drilling of the Inchiyaco #1 commenced on May 1, 2003.

Failure by Argosy to meet the obligations under the Guayuyaco contract will result in the loss of the proposed contract terms. The existing Santana production will not be affected. Failure by the Company to fund its share of Argosy’s obligations, assuming Argosy funds the obligation, could result in a decrease in the Company’s ownership interest in Argosy.

During 1998, leftist Colombian guerrillas inflicted significant damage on Argosy’s oil processing and storage facilities. Since that time Argosy has been subject to lesser attacks on its pipelines and equipment resulting in only minor interruptions of oil sales. The Colombian army guards the Company’s operations; however, there can be no assurance that such operations will not be the target of additional guerrilla attacks in the future. The damages resulting from the 1998 attack were covered by insurance. During 2001 the cost of such insurance became prohibitively high and, accordingly, Argosy has elected to no longer maintain terrorism insurance.

Under the terms of the contracts with Ecopetrol, a minimum of 25% of all revenues from oil sold to Ecopetrol is paid in Colombian pesos which may only be utilized in Colombia. To date, the Company has experienced no difficulty in repatriating the remaining 75% of such payments, which are payable in U.S. dollars.

Activities of the Company with respect to the exploration, development and production of oil and natural gas are subject to stringent foreign, federal, state and local environmental laws and regulations, including the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act. Such laws and regulations have increased the cost of planning, designing, drilling, operating and abandoning wells. In most instances, the statutory and regulatory requirements relate to air and water pollution control procedures and the handling and disposal of drilling and production wastes. Although the Company believes that compliance with environmental laws and regulations will not have a material adverse effect on the Company’s future operations or earnings, risks of substantial costs and liabilities are inherent in oil and gas operations and there can be no assurance that significant costs and liabilities, including administrative, civil or criminal penalties for violations of environmental laws and regulations, will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations or claims for damages to property or persons resulting from the

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited) (Continued)

Company’s operations, could result in substantial costs and liabilities. For additional discussions on the applicability of environmental laws and regulations and other risks that may affect the Company’s operations, see the Company’s latest annual report on Form 10-K.

In “Terrebonne Parish School Board v. Quintana Petroleum Corporation, et al.,” Case No. 00-0443, Sect. T (2) in the United States District Court for the Eastern District of Louisiana, the Terrebonne Parish School Board, also referred to as the “Board,” has sued various oil and gas companies, including the Company, alleging that they dredged canals and moved equipment across Board property for the purpose of developing the minerals thereunder, but subsequently failed to restore the surface of the property, thus causing erosion to Louisiana coastal wetlands. The Company’s involvement, as a successor to Jackson Exploration, Inc., with respect to any such Board property was brief, and records from the period are scarce. This lawsuit was stayed by this District Court pending resolution of an appeal made to the United States Court of Appeals for the Fifth Circuit of an unrelated case in which this same District Court granted summary judgment to the defendants for the same type of claims being made in this lawsuit because such claims were barred by Louisiana’s limitation doctrine. On November 13, 2002, the United States Court of Appeals for the Fifth Circuit upheld that ruling made in the unrelated case, finding that the limitations period was not tolled, and that the plaintiff’s failure to take action after knowing of the erosion as early as 1995 was “tantamount to willful neglect.” The appellate court also rejected the theory that the alleged tort was a “continuing tort.” In the current lawsuit involving Aviva, the plaintiff recently moved the court to place the proceedings back on the court’s active docket. Given the Fifth Circuit’s rejection of the plaintiff’s claims in the unrelated case, however, management of Aviva believes there is a reasonable possibility that this lawsuit may be dismissed on limitations grounds. Accordingly, management does not expect this lawsuit to have a materially adverse effect on the Company’s results of operations or financial condition.

There are no other legal proceedings to which the Company is a party or to which its properties are subject which are, in the opinion of management, likely to have a material adverse effect on the Company’s results of operations or financial condition.

AVIVA PETROLEUM INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited) (Continued)

6.	Segment Information

The following is a summary of segment information of the Company as of and for the three-month periods ended March 31, 2003 and 2002 (in thousands):

	United States	Colombia	Total
2003
Revenue – oil and gas sales	$98	$357	$455

Expense:
Production	235	84	319
Depreciation, depletion and amortization	41	24	65
General and administrative	241	24	265

	517	132	649

Interest and other income (expense), net	2	22	24
Interest expense	(1)	—	(1)

Earnings (loss) before income taxes and cumulative effect of accounting change	(418)	247	(171)
Income taxes	—	(25)	(25)

Earnings (loss) before cumulative effect of accounting change	(418)	222	(196)

Cumulative effect to January 1, 2003 of change in accounting for asset retirement obligations	140	18	158

Net earnings (loss)	$(278)	$240	$(38)

Total assets	$779	$2,233	$3,012

2002
Revenue:
Oil and gas sales	$107	$256	$363
Service fees	97	—	97

	204	256	460

Expense:
Production	144	123	267
Depreciation, depletion and amortization	38	24	62
General and administrative	229	38	267

	411	185	596

Interest and other income (expense), net	23	30	53
Interest expense	—	—	—

Earnings (loss) before income taxes	(184)	101	(83)
Income taxes	—	(17)	(17)

Net earnings (loss)	$(184)	$84	$(100)

Total assets	$1,583	$1,394	$2,977

PRELIMINARY

PROXY

Aviva Petroleum Inc.

Special Meeting of Shareholders

To Be Held at

2001 Ross Avenue, Suite 3800, Dallas, Texas 75201

August 12, 2003 at 10:00 a.m. local time

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ronald Suttill or Robert J. Cresci, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Special Meeting of the Shareholders of Aviva Petroleum Inc. to be held on August 12, 2003, at 2001 Ross Avenue, Suite 3800, Dallas, Texas 75201, beginning at 10:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Special Meeting or any adjournments thereof in the manner indicated below, all as set forth in the              , 2003 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement of Aviva Petroleum Inc.

Please mark your choice like this x in blue or black ink. The Board of Directors recommends that you vote FOR the Share Consolidation.

Proposal: Amendment of the Articles of Incorporation to effect a 5,000-to-one share consolidation of common stock.

For the Share Consolidation

Withhold from the Share Consolidation

Abstain from the Share Consolidation

You may return your proxy by faxing it to the attention of James L. Busby at (214) 691-6151 or mailing it to the following address:

Aviva Petroleum Inc.

8235 Douglas Avenue, Suite 400

Dallas, Texas 75225

Please date, sign and return promptly. Signature should be exactly as name or names appear on the envelope in which you received this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.

Dated:                                 , 2003

Signature:

Signature:

(if held jointly)

I plan to attend the meeting: Yes

No

This proxy will be voted FOR the share consolidation unless otherwise indicated.